AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  DECEMBER 10, 2001
                                                      REGISTRATION NO. 333-68088
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                   ----------


                          ACTIVE IQ TECHNOLOGIES, INC.
               (Exact name of registrant as specified in charter)


                MINNESOTA                                  41-2004369
      (State or other jurisdiction                      (I.R.S. employer
    of incorporation or organization)                identification number)


                         601 CARLSON PARKWAY, SUITE 1550
                           MINNETONKA, MINNESOTA 55305
                                 (952) 449-5000
               (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)


                                                                             COPIES TO:
                MR. D. BRADLY OLAH                                     WILLIAM M. MOWER, ESQ.
 PRESIDENT, CHIEF EXECUTIVE OFFICER & CHIEF FINANCIAL OFFICER        CHRISTOPHER J. MELSHA, ESQ.
           ACTIVE IQ TECHNOLOGIES, INC.                          MASLON EDELMAN BORMAN & BRAND, LLP
          601 CARLSON PARKWAY, SUITE 1550                             3300 WELLS FARGO CENTER
            MINNETONKA, MINNESOTA 55305                          MINNEAPOLIS, MINNESOTA 55402-4140
             TELEPHONE: (952) 449-5000                               TELEPHONE: (612) 672-8200
             FACSIMILE: (952) 449-5001                               FACSIMILE: (612) 672-8397


APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE



===================================================================================================================
         TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
               SECURITIES               AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
            TO BE REGISTERED             REGISTERED           PER SHARE               PRICE               FEE(3)
-----------------------------------     ------------      ----------------     ------------------     ------------
COMMON STOCK, PAR VALUE $.01 PER
SHARE(1)                                  8,857,220            $3.925              $34,764,589         $ 8,308.74

CLASS B REDEEMABLE WARRANTS(2)            5,155,979             $5.50              $28,357,885         $ 6,777.53

TOTAL                                                                              $63,122,474         $15,086.27
===================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon the per share average of high and low prices of the Registrant's common stock on the Nasdaq Small Cap Market on December 4, 2001. Includes 5,155,979 shares of our common stock issuable upon exercise of the Class B Redeemable Warrants by persons (and their assigns) who purchase those warrants from the selling security holders identified in this prospectus.


(2)  Fee based on warrant exercise price of $5.50 in accordance with Rule
     457(g).

(3) Fees in the amount of $17,394.34 were paid with the original filing of Form S-3 on August 21, 2001.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                              OFFERING PROSPECTUS



                          ACTIVE IQ TECHNOLOGIES, INC.



                      5,155,979 CLASS B REDEEMABLE WARRANTS
                        8,857,220 SHARES OF COMMON STOCK


         The selling security holders identified on pages 27-41 of this prospectus are offering the following securities on a resale basis:


     o 5,155,979 Class B Redeemable Warrants, of which 2,935,979 warrants were issued in connection with our acquisition of activeIQ Technologies Inc. Also included are 300,000 warrants issued to two investors in a private placement of units of our securities; 370,000 warrants issued in connection with a January 2001 private placement; 100,000 warrants issued as fees for services provided by consultants to Meteor Industries, Inc., our predecessor; 1,000,000 warrants issued to financial advisors in connection with our recent merger with activeIQ Technologies Inc., all of which were later exchanged for Class B Warrants, and 450,000 warrants issued as consideration to a consultant retained by us. Each Class B Redeemable Warrant entitles the holder thereof to purchase, at any time until April 30, 2006, one share of our common stock at a price of $5.50 per share, subject to adjustment. The warrants are redeemable for $.01 per warrant, upon 30 days' notice, any time after April 30, 2002 following a period of 14 consecutive days in which the average closing bid price of our common stock exceeds $7.50 per share, subject to adjustment.



     o 5,155,979 shares of our common stock issuable upon the exercise of our Class B Redeemable Warrants;



     o 400,000 shares, 299,185 shares and 250,000 shares of our common stock all of which were issued in private placements in connection with our recent acquisitions of Red Wing Business Systems, Inc., Champion Business Systems, Inc. and FMS Marketing, Inc., respectively;



     o 500,000 shares of our common stock issued to investors in a private placement of units of our securities;



     o 365,000 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock;



     o 1,083,810 shares of our common stock held by certain of our other shareholders; and



     o An aggregate of 803,246 shares of our common stock issued or issuable upon the exercise of the following warrants:



         o 500,000 shares issuable upon the exercise of warrants issued to financial advisors in connection with our recent merger with activeIQ Technologies Inc. (at an exercise price of $3.00 per share);



         o 250,000 shares issuable upon the exercise (at a price of $7.50 per share) of a warrant issued as consideration to a consultant retained by us;



         o 33,246 shares issuable upon the exercise (at a price of $2.75 per share) of warrants issued to selling agents in connection with a 2000 private placement; and



         o 20,000 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued in connection with an August 2000 bridge financing.



         We are also offering 5,155,979 shares of our common stock issuable upon exercise of the Class B Redeemable Warrants by persons (and their assigns) who purchase those warrants from the selling security holders identified in this prospectus.



         Our common stock is listed on the Nasdaq Small Cap Market under the symbol "AIQT." On December 3, 2001, the last sale price for our common stock as reported on the Nasdaq Small Cap Market was $3.55. We have applied for listing of our Class B Redeemable Warrants on the Nasdaq Small Cap Market under the symbol "AIQTZ."



                                   ----------



    THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.


                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is _______, 2001.

                                TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----

Prospectus Summary .....................................................................    3
Risk Factors ...........................................................................    6
Note Regarding Forward-Looking Statements ..............................................   14
Business ...............................................................................   15
Management .............................................................................   19
Certain Relationships and Related Transactions..........................................   22
Selected Financial Data ................................................................   23
Management's Discussion and Analysis of Financial Condition and Results of Operations...   24
Selected Quarterly Financial Data ......................................................   28
Use of Proceeds ........................................................................   29
Selling Security Holders ...............................................................   29
Plan of Distribution....................................................................   44
Description of Capital Stock ...........................................................   47
Description of Class B Redeemable Warrants .............................................   48
Disclosure of Commission Position On Indemnification
     For Securities Act Liabilities ....................................................   49
About this Prospectus ..................................................................   49
Where You Can Find More Information and Incorporation by Reference......................   49
Legal Matters ..........................................................................   50
Experts ................................................................................   51



                                   ----------


         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus and the documents incorporated in this prospectus by reference in their entirety.

OUR COMPANY


         We are engaged in the design, development, marketing and support of accounting software and eBusiness services to the small to medium-sized business market, known as the "SME market." We offer traditional accounting software solutions through Red Wing Business Systems, Inc., Champion Business Systems, Inc. and FMS Marketing, Inc. (which does business as FMS/Harvest), our recently-acquired and wholly-owned subsidiaries. We also offer eBusiness applications and solutions that we call our "Epoxy Network."



         Our accounting software solutions include:



Red Wing Business Systems          Champion Business Systems       FMS/Harvest
o  TurningPoint Accounting         o  PROFIT GOLD                  o  Perception Accounting
   Software                        o  PROFIT
o  Windows Accounting Series       o  PROFIT in the Classroom
o  DOS Accounting Series           o  Controller
o  AgCHEK Accounting
o  Payroll



         We offer our Epoxy Network to customers on a monthly subscription basis. Our Epoxy Network consists of the following application offerings:



    o    Epoxy Accounting Management



    o    Epoxy Storefront



    o    Epoxy eMarketing (expected release in 2002)


         We were originally incorporated in Colorado in December 1992 under the name Meteor Industries, Inc. On April 30, 2001, immediately prior to the effective time of the reverse merger transaction between activeIQ Technologies Inc. and Meteor Industries, we reincorporated under Minnesota law and changed our name to Active IQ Technologies, Inc. Our executive offices are located at 601 Carlson Parkway, Suite 1550, Minnetonka, Minnesota 55305 and our telephone number is (952) 449-5000. Our web site is www.activeiq.com.


RECENT DEVELOPMENTS


         On April 30, 2001, Meteor Industries, Inc. (our predecessor), activeIQ Technologies Inc. and AIQ, Inc., a wholly-owned subsidiary of Meteor Industries, closed on a triangular merger transaction whereby activeIQ Technologies ("Old AIQ") merged with and into AIQ, Inc. Immediately prior to the merger, Meteor Industries sold all of its assets relating to its former business, having only the cash and a note receivable from that sale as its only asset at the time of the merger with Old AIQ. In the merger, the shareholders of Old AIQ received one share of Meteor Industries common stock for each share of common stock in Old AIQ held, plus two Class B Redeemable Warrants for every three shares of Old AIQ common stock held by such shareholder. (For a complete description of the terms of the warrants, see "Description of Class B Redeemable Warrants.") Immediately following the merger, the Old AIQ shareholders held approximately 50 percent of our outstanding common stock. Since Meteor Industries had only monetary assets and no operations at the effective time of the merger, the transaction was accounted for as the issuance of stock by Old AIQ in exchange for the monetary assets of Meteor Industries. Since its inception in April 1996 through the fiscal year ended December 31, 2000, Old AIQ was a development stage company. Because Old AIQ was treated as the acquiring company in the merger for accounting purposes, when we discuss or refer to business and financial information in this prospectus relating to dates prior to the merger, we are referring to Old AIQ's business and financial information, unless otherwise stated.


         As mentioned above, immediately prior to the merger with Old AIQ, Meteor Industries sold all of its assets relating to its gas and oil distribution business to Capco Energy, Inc., one of our significant shareholders. In consideration for these assets, Capco Energy delivered to Meteor Industries approximately $4.6 million in cash, a promissory note in the amount of $500,000, and 100,833 shares of our common stock, which were immediately canceled. As a result of the sale of its assets to Capco Energy, Meteor Industries discontinued all of its operations in the petroleum and gas distribution business and adopted the business plan of Old AIQ. The primary reason for Meteor's decision to exit the oil and gas distribution business was because Meteor's operations were no longer able to generate the cash flow necessary to conduct its business. Meteor had generally grown its business through acquisitions, which were paid for in either cash or stock. However, as Meteor's business operations demanded more working capital in order to offset the increased price of petroleum products, it had less working capital to use toward acquisitions. Moreover, Meteor was never able to generate sufficient interest in its stock to be able to use it as attractive consideration in acquisitions. Since Meteor believed that it no longer had a ready means by which to fund the acquisitions that were central to its business development, its board of directors believed it was prudent to sell its business operations.


         In June 2001, we acquired all of the outstanding capital stock of Red Wing Business Systems, Inc., a Minnesota corporation, which is now our wholly-owned subsidiary. Red Wing Business Systems develops, markets and distributes accounting software applications to the SME market, and particularly to users in the agricultural industry. In exchange for all of the shares of Red Wing Business Systems, we issued an aggregate of 400,000 shares of our common stock and paid at closing a total of $400,000 to the company's former shareholders. We are also obligated to make three more payments of $400,000 each to such shareholders, payable on December 6, 2001, June 6, 2002 and December 6, 2002, respectively. We further agreed to register the resale of the 400,000 shares issued to the former shareholders of Red Wing Business Systems. However, the former shareholders entered into a lock-up agreement in which 75 percent of the shares cannot be sold or otherwise transferred (subject to limited exceptions), except that every 3 months following the effective date of the registration statement covering the resale of the shares, 12.5 percent of such shares would no longer be subject to any restriction on transfer.


         Effective September 18, 2001, we completed our merger acquisition of Champion Business Systems, Inc., a Denver, Colorado-based accounting software company. Following the acquisition, Champion Business Systems operates as wholly-owned subsidiary of our company. As consideration for the merger, we paid an aggregate of approximately $512,000 in cash to the shareholders of Champion Business Systems, plus we issued an aggregate of 299,185 shares of our common stock and promissory notes for an aggregate principal amount of approximately $1 million. The promissory notes are payable in equal installments on the 4, 8, 12 and 16-month anniversaries of the effective date of the merger. Champion Business Systems develops, integrates and supports accounting and business management software, primarily focusing on small and growing businesses.



         On October 10, 2001, we acquired all of the outstanding capital stock of FMS Marketing, Inc., a New Lenox, Illinois-based software company doing business as FMS/Harvest. As consideration for FMS Marketing's stock, we paid $300,000 in cash and issued 6-month promissory notes in the amount of $300,000 and an aggregate of 250,000 shares of our common stock. FMS Marketing is a provider of accounting software for use in the farming and agriculture industry.

         Effective November 20, 2001, our board of directors appointed Wayne W. Mills as a director. Mr. Mills, our company's largest shareholder, is the president and owner of Blake Capital Partners, LLC, an investment and consulting company providing seed capital and services to early stage businesses. Prior to forming Blake Capital Partners in 1999, Mr. Mills was an investment banker and stock broker for more than 18 years at R.J. Steichen & Company (now known as Miller Johnson Steichen Kinnard, Inc.). Effective as of November 29, 2001, Steven A. Weiss resigned from the Board of Directors.



         Pursuant to an agreement dated November 27, 2001, Kenneth W. Brimmer, our Chairman, Chief Executive Officer and Chief Financial Officer, resigned from his positions as CEO and CFO of our Company, although he will remain our Chairman. The resignation was effective December 1, 2001. Our company also agreed to pay to an entity wholly-owned by Mr. Brimmer the sum of $250,000, which represents the bonus Mr. Brimmer has earned for raising at least $12 million in equity capital, as provided for in his employment agreement. In exchange for this payment, Mr. Brimmer waived his right to receive any severance or other payments which may be due him in accordance with his employment agreement. We also agreed to vest the remaining unvested portions of options held by Mr. Brimmer, which represents the right to purchase 260,000 shares of our common stock, in addition to the 190,000 shares that were already vested under Mr. Brimmer's option grants.


RISK FACTORS


         For a discussion of some of the risks you should consider before purchasing our Class B Redeemable Warrants or our common stock, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 6 of this prospectus.


THE OFFERING


          The selling security holders identified on pages 27-41 of this prospectus are offering a total of 5,155,979 Class B Redeemable Warrants and 8,857,220 shares of our common stock on a resale basis. We are also offering 5,155,979 shares issuable upon the exercise of the Class B Redeemable Warrants by persons who purchase those warrants from the selling security holders identified in this prospectus. Each Class B Redeemable Warrant entitles the holder thereof to purchase one share of our common stock at a price of $5.50 per share, subject to adjustment. The warrants expire on April 30, 2006 and may be redeemed by us at a price of $.01 per warrant any time after April 30, 2002 following a period of 14 consecutive days in which the average closing bid price of our common stock exceeds $7.50 per share. For a complete description of the terms and conditions of our Class B Redeemable Warrants, as well as our common stock, you are referred to the sections in this prospectus entitled "Description of Class B Redeemable Warrants" and "Description of Capital Stock."



         Class B Redeemable Warrants offered ...............    5,155,979 warrants

         Common stock offered ..............................    8,857,220 shares

         Common stock outstanding before the offering(1) ...    10,826,412 shares

         Common stock outstanding after the offering(2) ....    17,150,637 shares

         Common Stock Nasdaq symbol ........................    AIQT

         Class B Redeemable Warrant Nasdaq symbol(3) .......    AIQT Z


----------


(1) Based on the number of shares outstanding as of November 28, 2001, not including (a) 6,900,753 shares issuable upon exercise of certain warrants, including the Class B Warrants; (b) 3,351,224 shares reserved for issuance under various stock option agreements, including those issued under our stock option plans; or (c) 365,000 shares reserved for issuance upon the conversion of our Series B Convertible Preferred Stock.



(2) Assumes the issuance of all shares offered hereby that are issuable upon the exercise of warrants and the conversion of our Series B Convertible Preferred Stock.



(3) We have applied for listing of the Class B Redeemable Warrants on the Nasdaq Small Cap Market, but have not yet obtained approval.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU MAY LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT. PRIOR TO MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY REVIEW THIS ENTIRE PROSPECTUS AND CONSIDER THE FOLLOWING RISK
FACTORS:

RISKS RELATING TO THIS OFFERING

AN ACTIVE TRADING MARKET MAY NEVER DEVELOP FOR OUR CLASS B REDEEMABLE WARRANTS AND TRADING PRICES ARE UNCERTAIN.


         There is presently no public market for our Class B Redeemable Warrants and there can be no assurance that one will ever develop, or, if developed, that it can be maintained. We have filed a registration statement with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 and an initial listing application with the Nasdaq Stock Market in order to have the warrants listed on the Nasdaq Small Cap Market. Even if the listing application were approved and our Class B Redeemable Warrants were quoted on the Small Cap Market, the prices at which the warrants trade may fluctuate significantly. Prices for our Class B Redeemable Warrants will be determined in the marketplace and may be influenced by many factors, including, without limitation, (1) the depth and liquidity for the Class B Redeemable Warrants, (2) investors' perceptions of our Class B Redeemable Warrants and our company, in general, and (3) general economic and market conditions.


THE CLASS B REDEEMABLE WARRANTS MAY NEVER BE LISTED ON THE NASDAQ SMALL CAP MARKET.


         Although we have applied for listing of our Class B Redeemable Warrants on the Nasdaq Stock Market's Small Cap Market System, there can be no assurance that listing will be approved or, if approved, that an active public market will develop or be sustained. If we fail to satisfy Nasdaq's requirements to maintain listing on Nasdaq in the future, our Class B Redeemable Warrants will likely trade in the over-the-counter market in either the OTC Bulletin Board or in the so-called "pink sheets." Consequently, it will be more difficult for an investor to trade the warrants. In addition, if we are unable to satisfy Nasdaq's requirements for continued listing, our Class B Redeemable Warrants would become subject to the rules promulgated under the Securities Exchange Act of 1934 relating to "penny stocks." These rules require brokers who sell securities subject to such rules to persons other than established customers and "institutional accredited investors" to complete certain documentation, making suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the security. Accordingly, these rules may restrict the ability of brokers to sell the securities and may affect the ability of participants in this offering to sell their securities in the secondary market.



WE MAY REDEEM THE CLASS B REDEEMABLE WARRANTS AT A NOMINAL PRICE UPON CERTAIN CONDITIONS.


         We may redeem our Class B Redeemable Warrants at a price of $.01 per warrant at any time after April 30, 2002 following a 14-day period in which the average closing bid price of our common stock exceeds $7.50 per share. We must provide 30 days' written notice to the holders of the Class B Warrants prior to redemption and the shares of common stock issuable upon exercise of the warrants must have been registered under the Securities Act of 1933 or must otherwise be freely tradable. If we redeem the Class B Redeemable Warrants, the holders of the warrants will lose their right to exercise the warrants, except during the 30-day redemption period. Redemption of the Class B Redeemable Warrants could force the holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the warrants at the then-prevailing market price or accept the redemption price, which would likely be substantially less then the market price of the warrants at the time of redemption.

A SIGNIFICANT NUMBER OF SHARES ARE OR WILL BECOME AVAILABLE FOR SALE AND THEIR SALE COULD DEPRESS THE PRICE OF OUR COMMON STOCK.



         Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate.


WE WILL RETAIN BROAD DISCRETION OVER THE USE OF THE PROCEEDS FROM THE EXERCISE OF THE CLASS B REDEEMABLE WARRANTS.


         Assuming the exercise of all 5,155,979 outstanding Class B Redeemable Warrants at the exercise price of $5.50, we will receive proceeds of approximately $28.2 million before expenses. Our management will have broad discretion over the application of such proceeds. We cannot guarantee that we will make the best or most efficient use of this money. The failure of our management to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition.


BECAUSE WE WILL NOT PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, THE ONLY RETURN ON YOUR INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR COMMON STOCK.

         To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

RISKS RELATING TO OUR BUSINESS

WE HAVE NO MEANINGFUL OPERATING HISTORY ON WHICH TO EVALUATE OUR BUSINESS OR PROSPECTS.

         We were a development stage company until January 2001 when we acquired Edge Technologies. Accordingly, we have no significant operating history on which you can base an evaluation of our business and prospects. Our business prospects must therefore be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as online commerce, using new and unproven business models. These risks include our:


         o substantial dependence on products with only limited market acceptance;



         o    need to create sales and support organizations;



         o    competition;



         o    need to manage changing operations;



         o    customer concentration;



         o    reliance on strategic relationships; and



         o    dependence on key personnel.


         We also depend heavily on the growing use of the Internet for commerce and communication and on general economic conditions. Our management cannot be certain that our business strategy will be successful or that it will successfully address these risks.

WE ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE.


         For the 9 months ended September 30, 2001, we had a net loss of $6,138,586, and since our inception as Old AIQ in April 1996 through September 30, 2001, we have incurred an aggregate net loss of $9,614,017. As of September 30, 2001, we had total assets of $14,991,862. We expect operating losses to continue for the foreseeable future and there can be no assurance that we will ever be able to operate profitably. Furthermore, to the extent our business strategy is successful, we must manage the transition to higher volume operations, which will require us to control overhead expenses and add necessary personnel.



OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS WITH OUR BUSINESS PLAN AND TO SIGNIFICANTLY GROW EACH OF THESE BUSINESSES AS A PART OF OUR BUSINESS.



         From June 2001 to October 2001, we acquired Red Wing Business Systems, Inc., Champion Business Systems, Inc. and FMS Marketing, Inc. and we are currently integrating those businesses and products with ours. We may incur unanticipated costs in the course of integrating these businesses. In addition, the integration of Red Wing Business Systems, Champion Business Systems and FMS Marketing with our operations involves the following risks:



         o failure to develop complementary product offerings and marketing strategies;



         o failure to maintain the customer relationships of the acquired businesses;



         o    failure to retain the key employees of the acquired businesses;



         o    failure to effectively coordinate product development efforts;



         o diversion of our management's time and attention from other aspects of our business; and



         o failure to successfully manage operations that are geographically diverse.



         We cannot be sure that we will be successful in integrating and growing the businesses and products of Red Wing Business Systems, Champion Business Systems and FMS Marketing as part of our core business and products. If we are not, our business, operating results and financial condition may be materially adversely affected.



OUR RELIANCE ON THIRD-PARTY SYSTEMS AND STRATEGIC RELATIONSHIPS MAY EXPOSE US TO OPERATING RISKS.



         We license key elements of our services from third parties, including Stellent, Inc. (f/k/a IntraNet Solutions, Inc.). Termination of these licenses would adversely affect our business.


         We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with key software vendors, distribution partners and customers. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products, and enhance our sales, marketing and distribution capabilities. If we are unable to develop key relationships or maintain and enhance existing relationships, we may have difficulty selling our products and services.

         We will also possibly license minor components from others such as reporting functions, charting functions and security features and incorporate them into our products. If these licensed components are not maintained, it could impair the functionality of our products and require us to obtain alternative products from other sources or to develop this software internally, either of which could involve costs and delays as well as diversion of engineering resources.

WE WILL REQUIRE FUTURE FINANCINGS IN ORDER TO COMPLETE THE DEVELOPMENT OF OUR PRODUCTS AND SERVICES AND TO IMPLEMENT OUR BUSINESS PLAN. THERE IS NO ASSURANCE THAT SUCH FINANCINGS WILL BE AVAILABLE ON ACCEPTABLE TERMS OR EVEN AT ALL.



         We anticipate that further financing will be needed in approximately 12 months in order to complete development of our products, to develop our brand and services and to otherwise implement our business plan. Product development, brand development and other aspects of Internet-related businesses are extremely expensive, and there is no precise way to predict when further financing will be needed or how much will be needed. Moreover, we cannot guarantee that the additional financing will be available when needed. If it is not available, we may be forced to discontinue our business, and your investment in our securities may be lost. If the financing is available only at a low valuation of our company, your investment may be substantially diluted. The continued health of the market for Internet-related securities and other factors beyond our control will have a major impact on the valuation of our company when we raise capital in the future.


POTENTIAL FLUCTUATIONS IN OUR OPERATING RESULTS AND DIFFICULTY IN PREDICTING OUR OPERATING RESULTS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR SECURITIES.

         We expect our anticipated revenues and operating results to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to the fact that we have little or no operating history with our new and unproven technology, we may be unable to predict our future revenues or results of operations accurately.

         Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues relative to its planned expenditures could have an immediate adverse effect on our business and results of operations.

         Lack of operating history and rapid growth makes it difficult for us to assess the effect of seasonality and other factors outside our control. Nevertheless, we expect our business to be subject to fluctuations, reflecting a combination of various Internet-related factors.

OUR INABILITY TO DEVELOP SUCCESSFUL CUSTOMER RELATIONSHIPS WILL HINDER OUR PROFITABILITY.

         We intend to establish relationships with various types of customers and partners, such as e-Business customers, vertical market makers, technology partners, consulting partners and value-added resellers. Each of these relationships will involve negotiation of terms and fees. We cannot be certain that we will be able to negotiate profitable relationships or that we can successfully fulfill our obligations under development agreements that will allow us to continue these relationships.

OUR BUSINESS WILL BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP AND MARKET NEW PRODUCTS AND SERVICES.


         An essential part of our growth strategy requires that new products with a broader range of features be developed. We expect to incur substantial expense and use significant resources in trying to expand the type and range of the products that we offer. However, we may not be able to attract customers to purchase them. In addition, if end-users do not favorably receive the products and services we have developed, our reputation and the value of the Active IQ Technologies brand could be damaged.

OUR BUSINESS WILL BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OUR BRANDS.


         We believe that recognition and a favorable end-user perception of the Active IQ-enabled applications, especially our Epoxy Network, are essential to our future success. Successful positioning of our brand will largely depend on:



         o    the success of our advertising and promotional efforts;



         o an increase in sales of Active IQ-based products and services, including the Epoxy services; and



         o    our ability to continue to provide high quality applications.


         We believe that end-users will associate the Active IQ brand primarily with high quality, intelligent applications. To grow our business, we believe we need to increase the recognition of the Active IQ brand with a wider range of applications. To increase awareness of the Active IQ brand and expand it to a wide range of services, we may need to spend significant amounts on advertising and promotion. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotion expenses. In addition, even if our brand recognition increases, sales of Active IQ-based products may not increase.

OUR MARKETS ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO EFFECTIVELY
COMPETE.

         We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We face competition in the overall Internet, Corporate Intranet and Extranet infrastructure market, as well as the Internet search segments of this market. We will experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

         We compete with a number of companies to provide intelligent software-based solutions, many of which have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading online software vendors, and have secured greater presence in distribution channels.

         Our business does not depend on significant amounts of proprietary rights and, therefore, our technology does not pose a significant entry barrier to potential competitors. Additionally, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing services and products offered by us. Also, current and potential competitors have greater name recognition, more extensive customer bases that could be leveraged, and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.


IF WE ARE UNABLE TO DEVELOP AND INTRODUCE SUCCESSFUL NEW APPLICATIONS AND SERVICES IN A TIMELY MANNER, OUR BUSINESS WILL BE HARMED.



         The Internet, Corporate Intranet and Extranet infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. We may be unable to develop any products on a timely basis, or at all, and we may experience delays in releasing new products and product enhancements. Material delays in introducing new products and enhancements may cause our customers to forego purchases of our products and purchase those of our competitors.


IF WE ARE UNABLE TO DEVELOP AND GROW OUR SALES AND SUPPORT ORGANIZATIONS, OUR BUSINESS WILL NOT BE SUCCESSFUL.


         We will need to create and substantially grow our direct and indirect sales operations, both domestically and internationally, in order to create and increase market awareness and sales. Our products and services will require a sophisticated sales effort targeted at several people within our prospective customers. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we believe that our future success is dependent upon establishing successful relationships with a variety of distribution partners, including value added resellers. We cannot be certain that we will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to selling our products. There is also no assurance that the pricing model relating to our Epoxy product will be accepted by our customers.

         Similarly, the anticipated complexity of our products and services and the difficulty of customizing them require highly trained customer service and support personnel. We will need to hire staff for our customer service and support organization. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.


         Our authorized capital consists of 40,000,000 shares of capital stock, 365,000 of which have been designated as Series B Convertible Preferred Stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. As of November 28, 2001, we had 10,826,412 shares of common stock outstanding and a further 12,028,423 shares of common stock have been reserved as follows:



         o 5,297,935 shares for issuance under our stock option plans, of which options relating to 3,942,591 shares are currently outstanding;



         o 5,155,979 shares issuable upon the exercise of outstanding Class B Redeemable Warrants;



         o 690,000 shares issuable upon the exercise of outstanding warrants issued in connection with our initial public offering, which expire on March 1, 2002;



         o 730,000 shares issuable upon the conversion of our Series B Convertible Preferred Stock, which includes warrants to purchase 365,000 shares of common stock that are issuable upon conversion of our Series B Convertible Preferred Stock; and



         o 1,509,853 shares issuable upon the exercise of certain other outstanding privately-issued warrants and options to purchase shares of our common stock.



         The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights of our common shareholders. Our board of directors' ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of our common shareholders.


IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH, WE MAY EXPERIENCE OPERATING INEFFICIENCIES AND HAVE DIFFICULTY MEETING THE DEMAND FOR OUR PRODUCTS.


         Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Rapid growth will place a significant strain on our management systems and resources. We expect that we will need to continually improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage our work force. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties.

POTENTIAL ACQUISITIONS MAY CONSUME SIGNIFICANT RESOURCES.

         We may continue to acquire businesses that we feel will complement or further our business plan. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired businesses. No assurance can be given as to our ability to consummate any acquisitions or integrate successfully any operations, personnel, services or products that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, financial condition and operating results.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN AND RECRUIT KEY PERSONNEL.


         Our products and technologies are complex and we are substantially dependent upon the continued service of its existing engineering personnel. We are also highly dependent on Kenneth Brimmer, our Chairman and Chief Executive Officer, D. Bradly Olah, our President and Chief Operating Officer, and Jeffrey Seabloom, our Senior Vice President of Sales and President of our Enterprise Solutions Division. We also expect to continue to add other important personnel in the near future. The loss of any of those individuals may have a material adverse impact on our business. We intend to hire a significant number of sales, support, marketing, and research and development personnel in calendar 2001 and beyond. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Further, some of these individuals may be either unable to begin or continue working for us because they may be subject to non-competition agreements with their former employers.


SOME OF OUR REVENUES WILL BE DERIVED FROM LICENSE AGREEMENTS, WHICH MAY BE DISPUTED.

         We anticipate that we will license our products, portions of our products and intellectual property, including any patents, to third parties. If the nature or scope of such licenses are disputed, we will be compelled to institute proceedings to enforce our rights either under the licensing agreement or under patent laws. Such proceedings are generally time-consuming and expensive, and may distract our management from other business issues.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.


         If we are unable to protect our intellectual property, or incur significant expense in doing so, our business, operating results and financial condition may be materially adversely affected. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. We currently have no patents, registered trademarks or service marks, or pending patent, trademark or service mark applications. Without significant patent, trademark, service mark or copyright protection, we may be vulnerable to competitors who develop functionally equivalent products and services. We may also be subject to claims that our products infringe on the intellectual property rights of others. Any such claim may have a material adverse effect on our business, operating results and financial condition.

         Our success and ability to compete are substantially dependent upon our internally developed products and services, which we intend to protect through a combination of patent, copyright, trade secret and trademark law. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. As with any knowledge-based product, we anticipate that policing unauthorized use of our products will be difficult, and we cannot be certain that the steps we intend to take to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, will be successful. Other businesses may also independently develop substantially equivalent information.

OUR TECHNOLOGY MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

         We anticipate that software product developers will be increasingly subject to infringement claims due to growth in the number of products and competitors in our industry, and the overlap in functionality of products in different industries. We also believe that many of our competitors in the intelligent applications business have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. We cannot be certain that these competitors or other third parties will not make a claim of infringement against us with respect to our products and technology. Any infringement claim, regardless of its merit, could be time-consuming, expensive to defend, or require us to enter into royalty or licensing agreements. Such royalty and licensing agreements may not be available on commercially favorable terms, or at all. We are not currently involved in any intellectual property litigation.

         Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end users. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. These claims have been brought, and sometimes successfully pressed, against online service providers in the past. Although we carry general liability insurance, that insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

GOVERNMENT REGULATION OF E-COMMERCE IS INCREASING AND THERE ARE MANY UNCERTAINTIES RELATING TO THE LAWS OF THE INTERNET.

         Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Recent sessions of the United States Congress have resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                    BUSINESS


OUR COMPANY



         Active IQ Technologies, Inc. (www.activeiq.com) provides accounting software and eBusiness services designed to meet the needs of small and medium-sized organizations. Through our Accounting Applications software division, we provide accounting solutions to address general business requirements and select vertical markets. Through our Enterprise Solutions division, we offer our Epoxy Network, a service-based solution that provides fully integrated eBusiness solutions to existing legacy applications. Our Company is headquartered in Minnetonka, Minnesota



         In June 2001, we acquired Red Wing Business Systems, Inc. ("Red Wing"), located in Red Wing, Minnesota. Since 1979, Red Wing Accounting Software has provided small and medium-sized organizations with accounting software solutions. Red Wing currently serves more the 10,000 businesses including more that 5,000 agricultural users. In September 2001, we acquired Champion Business Systems, also a provider of accounting software solutions to small and medium-sized organizations, serving over 8,000 businesses. Both Red Wing and Champion software solutions address the gap between inexpensive, ultra-simple "starter" accounting software and the significant cost and complexity of high-end software, offering a stable, secure and flexible base for growing small business users.



         In October 2001, we acquired FMS Marketing, Inc., a full service supplier of software to the agricultural industry. Combined with Red Wing's AgCHEK(TM) product line, we now serve more than 10,000 farm users. This creates an opportunity to take a leadership role in providing agricultural software solutions to small and medium-sized farm operations.



         Our accounting software customers represent a potential market for our eBusiness services delivered through the Epoxy Network. In January 2001, we acquired privately-held Edge Technologies, Incorporated ("Edge Technologies"), a Nevada company that offered fully integrated e-commerce website services for businesses. The Edge Technologies service offering allows users to build a dynamic, secure, interactive e-commerce websites offering the benefits of direct access to information maintained in a variety of existing legacy accounting systems. Our Edge Technologies subsidiary has developed connectivity to more than 40 separate accounting systems representing over 250,000 small business and currently provides integrated website services to approximately 300 customers. We have completed a re-branding of the former Edge product, which is now a part of the Epoxy Network.



         We were originally incorporated under Colorado law in December 1992 under the name Meteor Industries, Inc., which was engaged in the business of oil and gas distribution. On April 30, 2001, Meteor sold all of its operating assets, reincorporated under Minnesota law under the name Active IQ Technologies, Inc. and merged with activeIQ Technologies Inc., a Minnesota corporation ("Old AIQ"). For accounting purposes, the merger was treated as an issuance of stock by Old AIQ because the only assets held by Meteor were the cash and notes it received in the sale of its operating assets. Upon completion of the merger, our common stock commenced trading on the Nasdaq Small Cap Market under the symbol "AIQT."


INDUSTRY BACKGROUND

         Businesses today are increasingly seeking to leverage existing infrastructures and to adopt new solutions to automate and improve fundamental business processes within an organization. Historically, these advanced solutions were available only to large enterprise-class software system users.


         The rapid growth of the Internet has leveled the playing field in many respects. In order to succeed in today's marketplace, small and medium-sized businesses need to extend the reach of their existing systems to include customers, partners, suppliers and employees. The requirements of the marketplace are driving purchasers of accounting solutions that provide the functionality of an enterprise Internet-capable system in a cost-effective manner.

OUR STRATEGY


         Our objective is to be a leading provider of accounting software and eBusiness solutions to small and medium-sized businesses. To achieve this objective, we intend to pursue the following strategies:



o Provide Additional Value-Added Products and Services to Our Customers. We plan to enhance our core products to offer more value to existing and new customers by adding new business process applications and functionality. We believe there is a significant market opportunity for new and enhanced applications that can effectively automate and improve customer and supplier relationships. We expect to continue developing additional value-added products and services, principally by partnering with third parties.



o Pursue Strategic Acquisitions. We intend to pursue strategic acquisitions, concentrating on opportunities to grow our base of potential subscribers to the Epoxy Network and to leverage our strength in selected vertical markets.



o Leveraging existing sales channels. Accounting software has traditionally been sold through a network of value-added resellers, or "VARs." As we access the existing sales channels through partnerships or acquisitions, an important part of our strategy is to train and support the channel to develop Epoxy customers and deliver vertical market solutions.


INTELLECTUAL PROPERTY

         We regard certain aspects of our internal operations, software and documentation as proprietary, and rely on a combination of contract, copyright, trademark and trade secret laws and other measures, including confidentiality agreements, to protect our proprietary information. Existing copyright laws afford us only limited protection. We believe that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection is less significant than other factors such as the knowledge, ability and experience of our employees, frequent software product enhancements and the timeliness and quality of support services. We cannot guarantee that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, when we license our products to customers, we provide source code for most of our products. We also permit customers to possibly obtain access to our other source code through a source code escrow arrangement. This access to our source code may increase the likelihood of misappropriation or other misuse of our intellectual property. In addition, the laws of certain countries in which our software products are or may be licensed do not protect our software products and intellectual property rights to the same extent as the laws of the United States.

         Our license agreements with our customers contain provisions designed to limit the exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be valid as a result of future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any material product liability claims to date, the license and support of our software for use in mission critical applications creates the risk of a claim being successfully pursued against us. Damages or injunctive relieve resulting from such a successful claim could seriously harm our business.

OUR PRODUCTS


         We design, develop, market and support accounting software and eBusiness services that provide organizations with technically advanced business solutions. In addition to traditional accounting solutions offered through our Accounting Applications Division, we offer an eBusiness product suite for small and medium-sized businesses known as the "Epoxy Network."

         Many growing smaller businesses seek opportunities to leverage their existing infrastructure to compete for business against larger corporations, other mid-sized competitors and start-ups. They understand the need to remain close to their customers and to make the most effective use of relatively limited resources. Small and medium sized enterprises historically have been later adopters of new technologies and seek a rapid return on technology investments. Our solutions are affordable to acquire and extend the useful life and functionality of existing systems, enhancing productivity without requiring businesses to make significant changes to existing systems and procedures.



         We develop, sell and support accounting software products through our Accounting Applications division. These products address the "gap market" which is comprised of companies who have outgrown inexpensive, ultra-simple "starter" accounting software but do not require the significant complexity of high-end software. These products offer a stable, secure and flexible base for growing small business users. Our software products include:



         RED WING SOFTWARE



     o TurningPoint(TM) Accounting Software was specifically designed for growing small businesses that need ease of use, flexibility, and expandability. General Ledger, Accounts Payable, and Accounts Receivable modules were released in September 2001. Additional modules will be released throughout 2002.



     o AgCHEK Accounting is designed for production-oriented agricultural operations, especially those needing crop and livestock management information.



     o Red Wing Windows Accounting Series is modular-based accounting software.



     o Red Wing Payroll software is a stand-alone system designed for ease of use and comprehensive employee pay processing and reporting.



     o Red Wing DOS Accounting Series is a solid, historically successful software solution.



       CHAMPION SOFTWARE



     o PROFIT GOLD is designed for small and growing businesses needing solid bookkeeping and financial management.



     o PROFIT offers full-featured accounting functionality, multi-user support and ease of use - all at an affordable price.



     o PROFIT in the Classroom is an all-inclusive accounting software package that teaches students financial and managerial accounting principles and includes features for instructors as well.



     o Champion CONTROLLER is a DOS-based product that provides all of the features a small business needs to manage finances.



       FMS/HARVEST SOFTWARE



     o Perception Accounting is a complete accounting software solution created especially for the unique needs of farmers.

         The Epoxy Network includes eCommerce, Account Management, customer service and support, and trading partner connectivity and is offered to customers through a monthly subscription revenue model. We make going online easy for small and medium sized enterprises. We integrate with the accounting software that is already in place to help get a customer online quickly by accessing information that already exists in their accounting system. Leveraging the power of the Internet, these applications allow an organization to extend beyond the traditional "four walls" of their enterprise to integrate their operations with their customers, suppliers and partners.



         The initial offering of the Epoxy Network is comprised of the following:



     o Epoxy Account Management provides critical customer information online 24-hours-a-day, 365 days a year via your Epoxy Web site. Customers can track their orders, retrieve invoice history, order information, and view their account balances whenever they want.



     o Epoxy Storefront leverages the Internet to link electronically a company's operations with its customers, suppliers and partners through an integrated electronic Storefront.



     o Epoxy eMarketing provides a seamless suite of services that drive qualified visitors to an Epoxy Web site. Customers pay for performance in that they are charged only for visitors to their site.


RESEARCH AND DEVELOPMENT


         Since inception, we have made substantial investments in research and software product development. We believe that timely development of additional services and enhancements to existing software products and the acquisition of rights to sell or incorporate complementary technologies and products into our software product offerings are essential to maintain our competitive position in our market. The software services market is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and rapidly evolving industry standards. We estimate that our total research and development expenses will be approximately $750,000 in fiscal 2001.


COMPETITION


         The markets for our products are intensely competitive. Many of the world's largest software companies, including Microsoft Great Plains Software, Sage Software and Intuit, have developed software solutions addressing our target market. These companies are all substantially larger than we are with greater financial and other resources.


EMPLOYEES


         As of November 28, 2001, we employed 79 people, including employees of Red Wing, Edge Technologies, Champion and FMS/Harvest subsidiaries. None of our employees are represented by a labor union and we consider our employee relations to be good.


FACILITIES


         Our corporate headquarters are located at 601 Carlson Parkway, Suite 1550, Minnetonka, Minnesota 55305. We also lease office space in Las Vegas, Nevada (Edge Technologies), Red Wing, Minnesota (Red Wing Business Systems), Denver, Colorado (Champion Business Systems) and New Lenox, Illinois (FMS/Harvest), where each of our subsidiaries conduct operations.

                                   MANAGEMENT

         Our executive officers and directors are described below.


               NAME             AGE                 POSITIONS WITH THE COMPANY
               ----             ---                 --------------------------
Kenneth W. Brimmer ..........    46     Chairman of the Board

D. Bradly Olah ..............    37     President, Chief Executive Officer, Chief
                                        Financial Officer and Director

Philip C. Rickard ...........    33     Vice President

Ronald E. Eibensteiner ......    51     Director and Secretary

Kenneth S. Kaufman ..........    35     Director

Steven R. Levine ............    61     Director

Wayne W. Mills ..............    47     Director




         KENNETH W. BRIMMER currently serves as our Chairman of the Board. Until November 30, 2001 Mr. Brimmer was Chief Executive Officer and Chief Financial Officer. Having been appointed to the board of directors of Old AIQ in 1999, Mr. Brimmer served that company as its Chairman and Chief Executive Officer until its merger with our company on April 30, 2001. Mr. Brimmer was president of Rainforest Cafe, Inc. from April 1997 until April 2000 and was Treasurer from its inception in 1995. Mr. Brimmer is also Chairman of both Hypertension Diagnostics, Inc., and Oxboro Medical, Inc, both of which are NASDAQ listed companies.



         D. BRADLY OLAH, one of the co-founders of Old AIQ, is currently our Chief Executive Officer, President, Chief Financial Officer, and a member of our board of directors. He formerly served Old AIQ as its Executive Vice President from November 1999 to March 2001 and as Chief Executive Officer from April 1996 to November 1999. Mr. Olah was also a member of Old AIQ's board of directors from its inception in April 1996 and has been actively involved in its business development. He was a director of Natural Resources Geophysical Corporation from 1996 until 1998, when it was sold to Eagle Geophysical of Houston, Texas. He was also the founder/Chairman and Chief Executive Officer and a director of Innovative Gaming Corporation of America from 1991 through February 1996 and also served as the Chief Financial Officer of that company from 1991 to 1993.


         PHILIP C. RICKARD has been Executive Vice President of our company since the merger with Old AIQ on April 30, 2001. Prior to that time, he served in the same position with Old AIQ from May 1999 until the Old AIQ merger. Prior to joining Old AIQ, Mr. Rickard served for five years as Director and VP of International Development for Ariobimo, an Asian-based group of companies. He initiated and directly managed the group's creation and development of various companies in Internet technologies, Internet service provision and wireless communications.


         RONALD E. EIBENSTEINER has been a director of our company since April 30, 2001, the effective date of our merger with Old AIQ and Secretary since December 1, 2001. He was initially appointed to the board of directors of Old AIQ in September 2000. Mr. Eibensteiner is the president of Wyncrest Capital, Inc. and has been a seed investor in several early stage technology companies. Since May 1996, Mr. Eibensteiner has been chairman of the board of directors of OneLink, Inc., a provider of Internet-delivered business intelligence services to the telecommunications industry. From March 1996 until March 2001, he served as a director of IntraNet Solutions, Inc. (now known as Stellent, Inc.), a provider of Web-based document management solutions for corporate intranets. Mr. Eibensteiner co-founded of Diametrics Medical, Inc., a manufacturer of blood gas diagnostic systems, and was chairman of Prodea Software Corporation, a data warehousing software company, until its sale to Platinum technology, inc., in January 1996.

         KENNETH S. KAUFMAN was appointed to our board of directors following our merger with Old AIQ. Since 1999, Mr. Kaufman has been employed by A-Life Medical, Inc., a leading provider of natural language processing and artificial intelligence in healthcare applications, and he currently serves as that company's chief operating officer. From 1997 until to 1999, Mr. Kaufman was the Chief Executive Officer of Dietsite.com, a leading provider of nutritional and healthcare content and services on the Internet. Dietsite.com was acquired in 1999. Between 1998 and 2001, Mr. Kaufman served as the Vice President of Sales for ChannelHealth.com, an IDX Company, a subsidiary of IDX Systems Corporation, a leading supplier of health care software. Between the years of 1997 and 1998, Mr. Kaufman also served as the Director of Strategic Accounts for IDX Systems Corporation. Between 1995 and 1997 served as Director of Product Marketing and Development for IDX Systems Corporation.


         STEPHEN R. LEVINE also was appointed to our board of directors following our merger with Old AIQ, having been a director of that company since October 1999. Dr. Levine is a computer science professional with over 30 years' software and hardware experience. Dr. Levine has received an award as a pioneer in the field of computer graphics and was one of the original founders of ACM SigGraph. He is currently Chief Technology Officer for the Temporal Bone Foundation, a nonprofit foundation dedicated to understanding the morphology of the middle ear and uncovering reasons for its dysfunction, particularly in newborns and infants. Dr. Levine is responsible for all aspects of technology at the Temporal Bone Foundation.



         WAYNE W. MILLS was appointed to our board of directors on November 20, 2001. Mr. Mills is the owner and president of Blake Capital Partners, LLC, a company that provides capital and consulting services to early stage businesses. Prior to forming Blake Capital Partners in 1999, Mr. Mills was employed for more than 18 years by R.J. Steichen & Co., where he was an investment banker and stock broker.






EMPLOYMENT AGREEMENTS


         The terms and conditions of Mr. Brimmer's employment with us were set forth in a May 1, 2001 employment agreement. In addition to his annual salary of $125,000, Mr. Brimmer was entitled to an annual bonus of up to 75 percent of his salary upon the achievement of certain corporate objectives and a $250,000 bonus when our company raised an aggregate of $12 million in equity financings. Approximately $12.7 million has been raised to date. Mr. Brimmer was also awarded an option to purchase up to 250,000 shares of our common stock at a price of $5.00 per share, which option vests in equal installments over four years.



         Pursuant to an Agreement dated November 27, 2001, and in accordance with Mr. Brimmer's Employment Agreement, the Company agreed to pay $250,000 to Brimmer Company, LLC. Although Mr. Brimmer resigned from his positions as Chief Executive Officer and Chief Financial Officer as of December 1, 2001, he has agreed to remain as Chairman of the Board of Directors for the remainder of his term and to provide certain consulting services to the Company as requested. In connection with the termination, Mr. Brimmer agreed to waive any severance or any other payments under the remaining term of the Agreement. The Company also agreed to immediate vesting of his existing options and to permit exercise of those options until December 1, 2006.


         Mr. Olah's employment with our company is also pursuant to a May 1, 2001 employment agreement. Pursuant to the terms of that agreement, Mr. Olah is entitled to an annual salary of $150,000 and is eligible for an annual bonus of up to 100 percent of his salary upon the achievement of certain corporate objectives. Mr. Olah was also awarded options to purchase up to 300,000 shares of our common stock at a price of $5.00 per share, which option vests in equal installments over four years.


         Mr. Brimmer resigned as our Chief Executive Officer and Chief Financial Officer and his employment agreement was terminated. The November 27 agreement further provided that Mr. Brimmer would waive his right to receive any further payments under his employment agreement that he may be owed, except our company agreed to pay to Mr. Brimmer $250,000 by January 2, 2002, which amount represents the bonus earned by Mr. Brimmer when our company exceeded $12 million in equity financings during the 4th quarter of fiscal 2001. Mr. Brimmer will continue as our Chairman and has agreed to provide consulting services as needed from time to time.

EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the compensation of our Chief Executive Officer and our other executives whose total compensation for the current fiscal year will exceed $100,000.


                                                                             SHARES
                                                                        UNDERLYING 2001
NAME AND PRINCIPAL POSITION                              2001 SALARY     OPTION AWARDS
---------------------------                              -----------    ---------------

Kenneth W. Brimmer(1) ..............................     $   125,000        250,000
     Chairman

D. Bradly Olah .....................................         150,000        300,000
     President, Chief Executive Officer and
     Chief Financial Officer

Philip C. Rickard ..................................         100,000              0
     Vice President

(1) Under an Agreement dated November 27, 2001 and pursuant to Mr. Brimmer's Employment Agreement, the Company has agreed to pay $250,000 to Brimmer Company, LLC, an entity wholly-owned by Mr. Brimmer. In return, Mr. Brimmer agrees to provide our company with consulting services as requested from time to time.


OPTION GRANTS


         The following table provides information related to the number of options held by the above-named officers as of December 3, 2001, including the portion of options that are exercisable and the exercise prices.



                                                       NUMBER OF SHARES UNDERLYING
                                                  UNEXERCISED OPTIONS AT NOV. 30, 2001
                                                  ------------------------------------
NAME                                                EXERCISABLE        UNEXERCISABLE      EXERCISE PRICE
-----                                             ---------------     ----------------    --------------

Kenneth W. Brimmer ...........................        250,000                    0             $5.00
     Chairman                                         200,000                    0              1.00

D. Bradly Olah ...............................         60,000              240,000              5.00
     President, Chief Executive Officer and
     Chief Financial Officer                           70,000               30,000              1.00

Philip C. Rickard ............................         75,000                    0              1.00
     Executive Vice President

                                       21

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In July 2000, we acquired software and related maintenance from Stellent, Inc. (formerly IntraNet Solutions, Inc.), one of our significant shareholders, for which we issued 151,200 shares of our common stock, valued at $2.50 per share, as consideration.



         On August 25, 2000, we received $300,000 from Stellent in connection with a bridge loan transaction. In consideration for the loan, we delivered to Stellent a note in the principal amount of $300,000 with interest accruing at the rate of 8 percent per annum. We also issued a warrant to Stellent for the purchase of 20,000 shares of our common stock at a price of $2.75 per share. Although not yet a director of our company, Mr. Eibensteiner, one of our current directors, was a director of Stellent at the time of this transaction, as well at the time of the July 2000 transaction.



         In December 2000, we entered into a series of agreements with Stellent, including a reseller arrangement which allows us to sell Stellent's products. In connection with this transaction, we paid Stellent $150,000 in cash and issued 127,273 shares of common stock (valued at $2.75 per share) as consideration of a non-refundable, prepaid minimum royalty. Mr. Eibensteiner was a director of both our company and Stellent at the time this transaction took place.



         Pursuant to a intellectual property purchase agreement dated April 27, 2001 between our company and Stellent, we sold to Stellent our "Content Categorizer" product for $706,000. We received $400,000 in cash and the satisfaction of the $300,000 note (discussed above), plus $6,000 of accrued interest. Mr. Eibensteiner was no longer a director of Stellent at the time of this transaction.


         In connection with the consummation of the merger of Old AIQ and Meteor Industries on April 30, 2001, we paid Blake Capital Partners, LLC, an entity owned and controlled by Wayne W. Mills, one of our significant shareholders, an aggregate fee of $250,000 pursuant to financial advisory agreements. In addition, upon the completion of the merger, Blake Capital Partners received a warrant to purchase 500,000 shares of our common stock at a price of $3.00 per share.

         Also in connection with the Old AIQ-Meteor Industries merger, pursuant to an agreement between Meteor Industries and Gulfstream Financial Partners, LLC, an entity owned and controlled by Henry Fong, we were obligated to issue to Gulfstream Financial Partners a warrant to purchase 615,000 shares of our common stock at a price of $5.50 per share upon the consummation of the merger. Gulfstream Financial Partners is one of our significant shareholders.

         In December 2000, Old AIQ entered into a subscription receivable for the purchase of 100,000 shares of common stock at a price of $2.75 per share with Mr. Eibensteiner, a director of our company. On July 30, Mr. Eibensteiner delivered to our company a cash payment in the amount of $75,000 and a 2-month promissory note in the principal amount of $200,000. Interest accrues on the principal balance of the prime rate as of the date of the note.

                             SELECTED FINANCIAL DATA



         The following selected financial data should be read in conjunction with the financial statements and the related notes contained in our Current Report on Form 8-K filed with the SEC on May 14, 2001 and the discussions in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. The statement of operations data for the years ended December 31, 1998, 1999 and 2000, as well as the period from inception (April 11, 1996) to December 31, 2000, and the balance sheet data as of December 31, 1999 and 2000 are derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The statement of operations data for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 2001, and the balance sheet data as of December 31, 1996 and 1997, as well as September 30, 2001, are derived from our unaudited financial statements. Our management believes the unaudited financial statements include all normal recurring adjustments that we consider necessary for a fair presentation of our operating results.



STATEMENT OF OPERATIONS DATA:



                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                                       PERIOD FROM
                                                                                                        INCEPTION
                                                                                                        (APRIL 11,     FOR THE NINE
                                                         FOR THE YEARS ENDED                             1996) TO         MONTHS
                                 ------------------------------------------------------------------      DECEMBER    ENDED SEPTEMBER
                                    1996          1997          1998          1999          2000         31, 2000        30, 2001
                                 ----------    ----------    ----------    ----------    ----------    ------------    ------------

Revenues                         $       --    $       --    $       --    $       --    $       --    $         --    $      1,053
Operating expenses                      (18)           (8)          (12)         (414)       (2,806)         (3,258)         (7,279)
Other (expense) income                  (19)           16          (132)          (48)          (34)           (217)             87
Net (loss) income                $      (37)   $        8    $     (144)   $     (462)   $   (2,840)   $     (3,475)   $     (6,139)

(Loss) earnings per share:
   Basic                         $    (0.16)   $     0.04    $    (0.79)   $    (1.92)   $    (1.65)                   $      (0.83)
   Diluted                       $    (0.16)   $     0.04    $    (0.79)   $    (1.92)   $    (1.65)                   $      (0.83)

Weighted average number of
   common shares and
   common share equivalents:
   Basic                                228           228           184           240         1,718                           7,381
   Diluted                              228           228           184           240         1,718                           7,381



BALANCE SHEET DATA:



                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                     FOR THE YEARS ENDED
                                              ------------------------------------------------------------------   AT SEPTEMBER 30,
                                                 1996          1997          1998          1999          2000           2001
                                              ----------    ----------    ----------    ----------    ----------    ------------

Cash and cash equivalents                     $       12    $       63    $       39    $      410    $    1,350    $      4,524
Total assets                                         262           444            72           474         2,672          14,992
Working capital                                       12            63            39           121           950           1,372
Long-term capital lease obligations and
   long-term debt                                    296           471           242            --            27             538
Accumulated deficit                                  (37)          (30)         (173)         (635)       (3,475)         (9,614)
Stockholders' equity (deficit)                       (34)          (54)         (170)          185         1,882          10,496



There were no dividends declared per common share for any of the periods presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Our company was considered a development stage company until January 2001, when we began to recognize revenues as result of our acquisition of Edge Technologies. We are in the business of developing and providing Internet eBusiness application software and services for small to mid-sized accounting software customers. Since our company's inception in April 1996, our efforts have been devoted to the development of its principal product and raising capital.

         Our future additional revenues and profits, if any, will depend upon various factors, including the ability to successfully expand, our ability to raise additional financing as required, and general economic conditions. Our company is in the early stages of introducing our products to the market. We may require additional funds that may not be available. We are subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on suppliers and users for product, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic relationships and limited operating history.

         Components of selling, general and administrative expenses include all corporate and administrative functions that serve to support existing operations and provide an infrastructure to support future growth. Salaries, employee benefits, rent and marketing expenses are major items in this category.


         The following discussion and analysis of financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included in our Reports on Form 10-Q filed on August 14, 2001 and Form 8-K filed on June 15, 2001, which are incorporated by reference into this prospectus, as well as our audited financial statements and related notes for the years ended December 31, 2000 and December 31, 1999 included in our Report on Form 8-K filed on May 14, 2001, which is also incorporated by reference into this prospectus.


RESULTS OF OPERATIONS - MARCH 31, 2001 COMPARED TO MARCH 31, 2000

         Revenues. Revenues for the quarter ended March 31, 2001 were $35,311 compared to no revenue for the same quarter in 2000. During 2000, our company was in the development stage and had not yet generated any significant revenue. The revenues generated in 2001 related to revenues from the fully integrated eBusiness website service called "Account Wizard."

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for the quarter ended March 31, 2001 were $782,311 compared to $287,843 for the same quarter in 2000. The 172 percent increase in selling, general and administrative expenses was primarily due to the increased corporate overhead structure for the development of our Internet eBusiness software and services.

         Depreciation and Amortization. Depreciation and amortization for the quarter ended March 31, 2001 was $188,984 compared to zero for the same quarter in 2000. Depreciation and amortization for the quarter ended March 31, 2001 principally related to amortization of goodwill recorded on the January 2001 merger of Edge Technologies, Incorporated.

         Product Development. Product development expenses for the quarter ended March 31, 2001 were $198,195 compared to $86,385 for the same quarter in 2000. The 129% increase in product development expenses was primarily due to continued development for our Internet eBusiness application software.

         Loss from Operations. Loss from operations totaled $1,134,179 for the quarter ended March 31, 2001, compared to $374,228 for the same quarter in 2000. The change in loss from operations from 2000 to 2001 is attributable to the changes in expenses as discussed previously.

         Other Income (Expense). The increase in interest income for the quarter ended March 31, 2001 compared to the quarter ended March 31, 2000 of $23,836 represents interest income earned on short-term investments on the proceeds we received related to the sale of our common stock.

         Net Loss. For the quarter ended March 31, 2001, we had a net loss of $1,115,734, compared to a net loss of $379,050 for the same quarter in 2000. The net loss for 2001 is largely attributable to continued concept development as well as additional general and administrative expenses as we increased our corporate overhead structure. Basic and diluted net loss per common share for the quarter ended March 31, 2001 was $0.25 on 4,472,300 shares compared to $1.01 on 375,190 shares for the same quarter in 2000. The impact of common stock equivalents has been excluded from the computation of weighted average common shares outstanding, as the net effect would be antidilutive.

         Financial Condition, Liquidity and Capital Resources. During the quarter ended March 31, 2001, our company's operations used $961,279 of cash compared to a use of $414,765 in the same quarter in 2000. This increase of $546,514 is primarily attributable to our selling, general and administrative expenses resulting in a greater net loss. Our company's investments used cash of $353,915 as compared to $111,246 in the same quarter in 2000. We used $308,016 for the acquisition of Edge Technologies, Incorporated. Also during the quarter ended March 31, 2001, $45,460 of a new capital lease was added for office equipment and furniture as compared to the same quarter in 2000 when purchases of $111,246 of office equipment and furniture occurred. We sold 400,000 shares of our common stock resulting in net proceeds of $1,100,000 during the quarter ended March 31, 2001 as compared to $201,000 of cash generated in the same quarter in 2000.


         During the quarter ended March 31, 2001, our balance of cash and cash equivalents decreased by $217,373 to $1,132,084 from the December 31, 2000 balance.


         On January 16, 2001, we completed our merger with privately held Edge Technologies Incorporated ("Edge Technologies"), the creator of a fully integrated eBusiness website service called Account Wizard. The merger was accounted for under the purchase method of accounting with the operations of Edge Technologies included in our company's financial statements as of that date. The former stockholders of Edge received $300,000 in cash and 325,000 shares of our common stock.

         Terms of the merger agreement required an additional cash payment and issuance of stock upon a capital raising event. With the completion of the Meteor Industries, Inc. merger on April 30, 2001, the former stockholders of Edge Technologies received the final consideration as specified in the merger agreement of 225,000 shares of our common stock on April 30, 2001, and $400,000 in cash on May 2, 2001, in settlement of the earnout provisions. The additional consideration will be recorded in the quarter ending June 30, 2001.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2000 COMPARED TO DECEMBER 31,
1999

         Revenues. There were not any revenues for the years ended December 31, 2000 and 1999. Our company was in the development stage and had not yet generated any significant revenue.

         Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2000 were $1,978,697 compared to $393,149 for the year ended December 31, 1999. The 403 percent increase in selling, general and administrative expenses was primarily due to the increased corporate overhead structure for the development of our company's Internet eBusiness software and services.

         Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 2000 was $112,544 compared to $20,833 for the year ended December 31, 1999. The 440% increase in depreciation and amortization relates to depreciation of property and equipment in the approximate amount of $80,000 and amortization of a license agreement.

         Product and Development. Product development expenses for the year ended December 31, 2000 were $609,344 compared to zero for the year ended December 31, 1999. During 2000, we began the product development for their Internet eBusiness application software.

         Loss on Disposal of Assets. Loss on disposal of assets for the year ended December 31, 2000 was $105,360 compared to zero for the year ended December 31, 1999. During 2000, we recorded an impairment charge of $100,000 on the remaining unamortized balance of a license agreement.

         Loss from operations. Loss from operations totaled $2,805,945 for the year ended December 31, 2000, compared to $413,982 for the year ended December 31, 1999. The change in loss from operations from 1999 to 2000 is attributable to the changes in expenses as discussed previously.

         Other Income (Expense). The increase in interest expense for the year ended December 31, 2000 compared to the year ended December 31, 1999 of $17,529 represents interest expense on bank financing.


         Net Loss. For the year ended December 31, 2000, we had a net loss of $2,840,419, compared to a net loss of $461,981 for the year ended December 31, 1999. The net loss for 2000 is largely attributable to continued concept development as well as additional general and administrative expenses as we increased our corporate overhead structure. Basic and diluted net loss per common share for the year ended December 31, 2000 was $1.65 on 1,717,731 shares compared to $1.92 on 240,394 shares for the year ended December 31, 1999. The impact of common stock equivalents has been excluded from the computation of weighted average common shares outstanding, as the net effect would be antidilutive.


         Financial Condition, Liquidity and Capital Resources. During the year ended December 31, 2000, our company's operations used $2,236,896 of cash compared to a use of $292,736 for the year ended December 31, 1999. This increase of $1,944,160 is primarily attributable to our selling, general and administrative expenses resulting in a greater net loss. Our investments used cash of $267,103 as compared to $15,342 for the year ended December 31, 1999. This increase of $251,761 represents additional office equipment and furniture purchases. We generated cash from financing for the year ended December 31, 2000 of $3,443,539 as compared to $679,323 for the year ended December 31, 1999. This increase of $2,764,216 is primarily attributable to the sale of our company's common stock.

         During the year ended December 31, 2000, our balance of cash and cash equivalents increased by $939,540 to $1,349,457 from the December 31, 1999 balance.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 1999 COMPARED TO DECEMBER 31,
1998

         Revenues. There were not any revenues for the years ended December 31, 1999 and 1998. Our Company was in the development stage and had not yet generated any significant revenue.

         Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 1999 were $393,149 compared to $12,305 for the year ended December 31, 1998. The increase in selling, general and administrative expenses was primarily due to the increased corporate overhead.

         Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1999 was $20,833 compared to zero for the year ended December 31, 1998. During 1999 the depreciation and amortization relates to amortization of other assets.

         Net Loss. For the year ended December 31, 1999, we had a net loss of $461,981, compared to a net loss of $144,492 for the year ended December 31, 1998. The net loss for 1999 is largely attributable to continued concept development as well as additional general and administrative expenses as we increased our corporate overhead structure. Basic and diluted net loss per common share for the year ended December 31, 1999 was $1.92 on 240,394 shares compared to $0.79 on 183,667 shares for the year ended December 31, 1998. The impact of common stock equivalents has been excluded from the computation of weighted average common shares outstanding, as the net effect would be antidilutive.

         Financial Condition, Liquidity and Capital Resources. During the year ended December 31, 1999, our company's operations used $292,736 of cash compared to the company generating cash of $41,232 for the year ended December 31, 1998. The additional cash used is primarily attributable to our selling, general and administrative expenses resulting in a greater net loss. Our company's investments used cash of $15,342 as compared to the company generating cash of $111,378 for the year ended December 31, 1998. We generated $132,253 from the sale of available-for-sale securities for the year ended December 31, 1998. We generated cash from financing for the year ended December 31, 1999 of $679,323 as compared to cash used of $182,501 for the year ended December 31, 1998. The cash generated during the year ended December 31, 1999, is primarily attributable to the sale of our common stock. The cash used during the year ended December 31, 1998, was related to the reduction of our bank line of credit.

         During the year ended December 31, 1999, our balance of cash and cash equivalents increased by $371,245 to $409,917 from the December 31, 1998 balance.

         MARKET RISK SENSITIVITY


         There has been no material change in our company's market risks associated with debt obligations.

                        SELECTED QUARTERLY FINANCIAL DATA



         The following table sets forth selected unaudited quarterly statement of operations data for each of the nine quarters ended September 30, 2001. This information has been prepared substantially on the same basis as our audited financial statements that have been included in our Current Report on Form 8-K filed on May 14, 2001, which has been incorporated by reference into this prospectus, and all necessary adjustments, consisting of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations data. This quarterly data should be read in conjunction with our financial statements and related notes incorporated by reference into this prospectus. The operating results for any one quarter are not necessarily indicative of the operating results for any future period.



STATEMENT OF OPERATIONS DATA:



                                                    (Dollars in thousands, except per share information)

                                                                    FOR THE QUARTER ENDED
                                        --------------------------------------------------------------------------
                                         JUNE 30,      SEPTEMBER 30,     DECEMBER 31,      MARCH 31,     JUNE 30,
                                           1999           1999               1999            2000          2000
                                        ----------    --------------    --------------    ----------    ----------
Net sales                               $       --    $           --    $           --    $       --    $       --
Operating expenses                             (17)              (39)             (358)         (661)         (374)
(Loss) income from operations                  (17)              (39)             (358)         (661)         (374)
Other (expense) income                          (2)              (42)               (4)           (6)           (5)
Net (loss) income                       $      (19)   $          (81)   $         (362)   $     (667)   $     (379)

Income (loss) earnings per share:
   Basic                                $    (0.09)   $        (0.31)   $        (1.01)   $    (1.78)   $    (0.95)
   Diluted                              $    (0.09)   $        (0.31)   $        (1.01)   $    (1.78)   $    (0.95)

Weighted average number of
   common shares and common
   share equivalents:
   Basic                                       190               261               357           375           401
   Diluted                                     190               261               357           375           401


                                                             FOR THE QUARTER ENDED
                                        ----------------------------------------------------------------------------
                                         SEPTEMBER 30,     DECEMBER 31,      MARCH 31,     JUNE 30,    SEPTEMBER 30,
                                             2000              2000            2001          2001          2001
                                        --------------    --------------    ----------    ----------   -------------
Net sales                               $           --    $           --    $       35    $      373   $         645
Operating expenses                                (836)             (935)       (1,169)       (2,238)         (3,871)
(Loss) income from operations                     (836)             (935)       (1,134)       (1,865)         (3,225)
Other (expense) income                            (131)              108            18            21              47
Net (loss) income                       $         (967)   $         (827)   $   (1,116)   $   (1,844)  $      (3,178)

Income (loss) earnings per share:
   Basic                                $        (0.37)   $        (0.24)   $    (0.25)   $    (0.25)  $       (0.31)
   Diluted                              $        (0.37)   $        (0.24)   $    (0.25)   $    (0.25)  $       (0.31)

Weighted average number of
   common shares and common
   share equivalents:
   Basic                                         2,630             3,436         4,472         7,499          10,111
   Diluted                                       2,630             3,436         4,472         7,499          10,111

                                 USE OF PROCEEDS


         We will not receive any proceeds from the resale of any of the shares or warrants offered by this prospectus by the selling security holders. We would receive gross proceeds in the approximate amount of $31,400,000 assuming the exercise of all the warrants and options with respect to which the underlying shares are being offered hereby.


                            SELLING SECURITY HOLDERS

         The following table sets forth the number of Class B Redeemable Warrants owned by the selling security holders listed below as of the date of this prospectus and after giving effect to this offering. Unless otherwise noted, all warrants offered by this prospectus were issued as consideration to the former shareholders of Old AIQ in connection with the merger transaction with Meteor Industries.


                                                                                        Number of            Percentage
                                             Warrants             Percentage             Warrants            Beneficial
                                           Beneficially           Beneficial            Offered by            Ownership
                                           Owned Before            Ownership             Selling                After
Name                                         Offering           Before Offering         Shareholder           Offering
----                                       ------------         ---------------         -----------          ----------

Andcor Companies, Inc.                       43,919                    *                   43,919                 *
Avery Family Limited Partnership             26,667                    *                   26,667                 *
Christian L. Babo                               800                    *                      800                 *
Mitchell F. Berg                              6,667                    *                    6,667                 *
Paul F. Berg                                  3,334                    *                    3,334                 *
Gregory Bertagnoli                            3,334                    *                    3,334                 *
Earle & Florence L. Bester, as
  JTWROS                                      6,667                    *                    6,667                 *
Barbara A. Blanco                            13,334                    *                   13,334                 *
Boston Financial Partners, Inc. (a)         630,000(2)              12.2                  180,000               8.7
Barbara Bowman, as custodian for
  Jennifer Lynn Mower under the MN
  UGTMA                                       1,112                    *                    1,112                 *
Barbara Bowman, as custodian for
  Rachel Hannah Mower under the
  MN UGTMA                                    1,112                    *                    1,112                 *
James W. and Barbara A. Bowman,
  JTWROS                                     14,001                    *                   14,001                 *
Gregory Boyle                                13,334                    *                   13,334                 *
Phil & Cindy Breckman, as JTWROS              3,334                    *                    3,334                 *
Kenneth W. Brimmer & Jaye M. Snyder,
  as JTWROS (b)                             206,667                  4.2                  206,667                 *
Thomas Brazil (a)                           630,000(2)              12.2                  450,000               3.5
Brimstone Ltd.                              120,000(1)               2.3                  120,000                 *
Randy R. Brown                                6,667                    *                    6,667                 *
Timothy E. & Patricia L. Buffham, as
  JTWROS                                      8,400                    *                    8,400                 *
Timothy E. & Patricia L. Buffham, as
   trustees of the Minnetonka Real
   Estate Services, Inc. Money
   Purchase Plan u/a dtd 12/30/96            10,000                    *                   10,000                 *
Jose R. & Pamela Jo Charles, as
   trustees of the Charles Family
   Revocable Trust u/a/d 6/17/98              8,000                    *                    8,000                 *
Dr. Charles F. Chesney                        6,667                    *                    6,667                 *
John M. Christopherson                        8,000                    *                    8,000                 *
Jay N. Cohn, M.D.                             6,667                    *                    6,667                 *

                                                                                        Number of            Percentage
                                             Warrants             Percentage             Warrants            Beneficial
                                           Beneficially           Beneficial            Offered by            Ownership
                                           Owned Before            Ownership             Selling                After
Name                                         Offering           Before Offering         Shareholder           Offering
----                                       ------------         ---------------         -----------          ----------

James W. Cox, as trustee of the Ari
  M. Lederman Irrevocable Trust
  u/a/d 6/15/99                                   445                  *                         445                *
James W. Cox, as trustee of the Sara
  C. Lederman Irrevocable Trust u/a/d
  6/15/99                                         445                  *                         445                *
Regis Dahl                                     50,000(3)             1.0                      50,000                *
Stephen R. Dahl                                 3,334                  *                       3,334                *
Brion J. & Laura J. Demski, as
  JTWROS                                        3,334                  *                       3,334                *
Richard J. & Carole E. Demski, as
  JTWROS                                        3,334                  *                       3,334                *
Richard J. & Karen L. Demski, as
  JTWROS                                        3,334                  *                       3,334                *
Gerald L. Dettinger                             6,667                  *                       6,667                *
Steven D. Dix and Debra J. Dix,
  JTWROS                                        1,000                  *                       1,000                *
Jeff Dobbs                                     13,334                  *                      13,334                *
Dan Dryer                                       3,334                  *                       3,334                *
Stephen M. Duncan as Trustee of
  Stephen M. Duncan Revocable
  Trust u/a/d 2/25/98                           6,667                  *                       6,667                *
Ronald E. Eibensteiner (c)                    233,334(4)             4.5                     100,000              2.6
Erla M. Fallenstein                             3,334                  *                       3,334                *
Leo Fong, ttee for the 1998 Leo Fong
  Irrevocable Trust                            90,000(5)             1.7                      90,000                *
John T. Gianfagna                               1,000                  *                       1,000                *
Adele J. Goldberg (d)                          50,000                1.0                      50,000                *
Scott Grams                                     2,000                  *                       2,000                *
Wes Gugnet                                      2,000                  *                       2,000                *
Gulfstream Financial Partners, LLC            615,000(6)            11.9                     615,000                *
Glen W. Gust                                    6,667                  *                       6,667                *
Charles & Kim Hale, as JTWROS                     445                  *                         445                *
Frank & Kathy Hamel, as JTWROS                  3,334                  *                       3,334                *
Lamar & Judy Hamilton, as JTWROS                4,000                  *                       4,000                *
Cory Hanscom                                    1,000                  *                       1,000                *
Vernon J. Hanzlik (e)                          33,334                  *                      33,334                *
Steven J. Harmon                               13,334                  *                      13,334                *
Hiroyoshi Hashimoto (f)                        27,778                  *                      27,778                *
Takashi Hashimoto                               1,112                  *                       1,112                *
Yuriko Hashimoto                                1,112                  *                       1,112                *
John P. Hickey                                  6,667                  *                       6,667                *
Michael L. & Janice M. Hildebrand,
  as JTWROS                                     2,667                  *                       2,667                *
Barry Hollander                                25,000(6)               *                      25,000                *
Mark C. Hoonsbeen                               6,667                  *                       6,667                *
Chuck Howard                                    3,334                  *                       3,334                *
Gordon Hulbert                                 11,222                  *                      11,222                *
IntraNet Solutions, Inc.                      320,982(4)             6.2                     320,982                *
Charles Jameson, Jr.                           12,840                  *                      12,840                *
Geri L. Jameson (g)                           173,250                3.4                     173,250                *
Timothy G. Jameson (h)                        173,250                3.4                     173,250                *

                                                                                        Number of            Percentage
                                             Warrants             Percentage             Warrants            Beneficial
                                           Beneficially           Beneficial            Offered by            Ownership
                                           Owned Before            Ownership             Selling                After
Name                                         Offering           Before Offering         Shareholder           Offering
----                                       ------------         ---------------         -----------          ----------


Samuel L. Kaplan                               6,667                    *                   6,667                 *
Stephen R. Kellogg                             6,667                    *                   6,667                 *
Key West Associates, LLC                     210,000(6)               4.1                 210,000                 *
Husam Kinawi                                  24,445                    *                  24,445                 *
Gerald Klassen                                 5,134                    *                   5,134                 *
Robert & Carolyn K. Koemptgen, as
JTWROS                                         6,667                    *                   6,667                 *
Mark Kroeger                                  50,000(3)               1.0                  50,000                 *
William J. Lambert (i)                         8,889                    *                   8,889                 *
Alfred E. LaTour, Jr.                            223                    *                     223                 *
Eric V. Lawrence                               3,334                    *                   3,334                 *
Richard Lockwood                              30,000(5)                 *                  30,000                 *
Dylan P. Lohonen                                 800                    *                     800                 *
Maslon Edelman Borman & Brand,
  LLP (j)                                     11,984(7)                 *                  11,984                 *
Kevin McHale                                   6,667                    *                   6,667                 *
Lawrence McMillan                              1,837                    *                   1,837                 *
Michael & Mary Mesarchik, as
  JTWROS                                      13,334                    *                  13,334                 *
Wayne W. Mills                               298,334(8)               5.8                 298,334                 *
Brian Mower                                    2,000                    *                   2,000                 *
Joan B. Mower                                  1,134                    *                   1,134                 *
William M. Mower (k)                         220,958                  4.3                 220,958                 *
James Murphy                                   6,667                    *                   6,667                 *
Joshua Neren                                   6,000                    *                   6,000                 *
Steven Neren                                  79,445(9)               1.5                  79,445                 *
R. Vito Nicastro, Jr.                         22,812                    *                  22,812                 *
Dean L. & Kathleen Nicholson, as
  JTWROS                                       6,667                    *                   6,667                 *
Fred Nielsen                                   6,667                    *                   6,667                 *
Kevin W. Nielson                              13,908                    *                  13,908                 *
Nikolai, Mersereau & Dietz, P.A.                 134                    *                     134                 *
North American Capital LLC                     3,334                    *                   3,334                 *
D. Bradly Olah (l)                           203,334(10)              3.9                 203,334                 *
D. Bradly Olah Irrevocable Trust              10,000                    *                  10,000                 *
Terri Olah                                   110,000(11)              2.1                 110,000                 *
Robert F. Olson                               60,000                  1.2                  60,000                 *
Robert E. Pasquarella                         13,334                    *                  13,334                 *
Mark A. Payne                                    667                    *                     667                 *
Barry D. Pellecchia                            6,667                    *                   6,667                 *
Mary Beckman Quinn                             4,000                    *                   4,000                 *
Gary & Wendy Jo Raak, JTWROS                   6,667                    *                   6,667                 *
RFL Asset Management, LLC                     10,000(5)                 *                  10,000                 *
Linda J. Rickard                               2,223                    *                   2,223                 *
Philip C. Rickard (m)                         11,537                    *                  11,537                 *
Philip J. Rickard                             20,000                    *                  20,000                 *
Kathleen R. Ricketson                          6,667                    *                   6,667                 *
Pete & Susan Rockers, as JTWROS (n)          100,000                  1.9                 100,000                 *
Sean M. Rosser                                 8,000                    *                   8,000                 *
Frank & Susan Russell                         10,000                    *                  10,000                 *
Daniel Ryan                                    2,162                    *                   2,162                 *

                                                                                              Number of            Percentage
                                                   Warrants             Percentage             Warrants            Beneficial
                                                 Beneficially           Beneficial            Offered by            Ownership
                                                 Owned Before            Ownership             Selling                After
Name                                               Offering           Before Offering         Shareholder           Offering
----                                             ------------         ---------------         -----------          ----------


C. Gregory Sagan & Martha L.
  Walker, as JTWROS                                   6,667                   *                    6,667                *
Andrew N. Salmen                                      3,334                   *                    3,334                *
Michael Salmen                                       10,000                   *                   10,000                *
Sandra A. Salmen                                      3,334                   *                    3,334                *
T.J. Salmen and Associates, Inc.                      3,334                   *                    3,334                *
Tom P. Sampir                                         3,334                   *                    3,334                *
Joseph M. Schaefer                                    6,667                   *                    6,667                *
Paul Schaffer                                         6,667                   *                    6,667                *
Barbara M. Schaper                                   25,000(4)                *                   25,000                *
Peter Schmit                                          3,334                   *                    3,334                *
Stephen Schwalbach                                    6,667                   *                    6,667                *
Joseph Schwartzbauer                                 10,000                   *                   10,000                *
Ted & Ruth Warren Schwartzrock, as
  JTWROS                                             13,334                   *                   13,334                *
Robert Shuman                                         5,492                   *                    5,492                *
Nicole Silverhus                                      8,000                   *                    8,000                *
Sharon B. & M. Philip Snyder, as
  JTWROS                                              6,667                   *                    6,667                *
John F. Stapleton                                    50,000(5)              2.9                  150,000                *
William Stesin                                        1,334                   *                    1,334                *
George K. Stewart                                     6,667                   *                    6,667                *
William B. Stewart                                    6,667                   *                    6,667                *
John M. Styrbicki                                     6,667                   *                    6,667                *
Thomas M. Sullivan                                    6,667                   *                    6,667                *
Tetsu Takashima                                       3,334                   *                    3,334                *
Gary & Tamara Tesar, JTWROS                           3,334                   *                    3,334                *
John M. & Janice M. Tesar, JTWROS                     3,334                   *                    3,334                *
Mark W. Thomas                                        5,600                   *                    5,600                *
U.S. Bank Trust N.A., as trustee FBO
  Michael Noble IRA                                   3,334                   *                    3,334                *
U.S. Bank Trust N.A., as trustee FBO
  Paul Schaffer IRA                                   6,667                   *                    6,667                *
US Bank Trust National Association,
  as Trustee for the James M. Farrell
  SEP IRA                                             3,334                   *                    3,334                *
US Bank Trust National Association,
  as Trustee of the Cindy J. Bray IRA                 6,667                   *                    6,667                *
US Bank Trust National Association,
  as Trustee of the Kevin Berg IRA                    3,334                   *                    3,334                *
US Bank Trust National Association,
  as TTEE of the Paul K. Cavanor IRA                  3,334                   *                    3,334                *
Gregg Waldon                                          6,667                   *                    6,667                *
Jeffrey I. Warbalowsky                               50,000(6)              1.0                   50,000                *
Tim & Sandy Warner, as JTWROS                         4,000                   *                    4,000                *
Carsten Weiss                                        10,000                   *                   10,000                *
Malcolm H. & Sandra Weiss, as JTWROS                  2,000                   *                    2,000                *
Steven A. & Mary Sue K. Weiss, as JTWROS              8,000                   *                    8,000                *
Wendover I, LLP                                       8,000                   *                    8,000                *

                                                                                        Number of            Percentage
                                             Warrants             Percentage             Warrants            Beneficial
                                           Beneficially           Beneficial            Offered by            Ownership
                                           Owned Before            Ownership             Selling                After
Name                                         Offering           Before Offering         Shareholder           Offering
----                                       ------------         ---------------         -----------          ----------

Joseph Hixon Whitney                           10,000                   *                   10,000                *
Michael J. Wier                                 6,667                   *                    6,667                *
Thomas J. Williams                              6,667                   *                    6,667                *
Brian Wilson                                    2,667                   *                    2,667                *
Wyncrest Capital, Inc.                        233,334(4)              4.5                  133,334              1.9
Jeffrey A. Zinnecker                            4,000                   *                    4,000                *



----------


* Less than 1%.


(a) The president and principal owner of Boston Financial Partners, Inc. is Thomas Brazil. The warrants held by Mr. Brazil and which are included in this offering are not reflected in the number of warrants beneficially owned by Boston Financial Partners.


(b)  Mr. Brimmer is our Chairman of the Board.

(c)  Mr. Eibensteiner is a director of our company.

(d)  Ms. Goldberg was a director of Old AIQ until March 2001.

(e)  Mr. Hanzlik was a director of Old AIQ until March 2001.

(f)  Mr. Hashimoto was a director of Old AIQ until March 2001.

(g)  Ms. Jameson is vice-president of customer service.

(h)  Mr. Jameson is vice-president of engineering and development.

(i)  Mr. Lambert was the chief executive officer of Old AIQ until June 2000.

(j) Maslon Edelman Borman & Brand, LLP provides legal services to our company and is expected to continue to provide such services in the future.

(k) Mr. Mower, a partner in the law firm of Maslon Edelman Borman & Brand, LLP, is currently an assistant secretary of our company. He was also a director of Old AIQ until April 2001, its chief financial officer from May 6, 1999 until August 2000, and its secretary from May 6, 1999 to December 6, 2000.

(l) Mr. Olah is Chief Executive Officer, President, Chief Financial Officer and Secretary, as well as a director of our company.

(m)  Mr. Rickard is an executive vice president of our company.

(n) Mr. Rockers formerly served as the president and chief operating officer of Old AIQ from August 2000 until April 2001.



                                   ----------


(1) Represents warrants issued in connection with a June 2001 private placement.



(2) Includes 450,000 warrants issued in exchange for other warrants issued in connection with consulting services rendered to our company and 180,000 warrants issued to Boston Financial Partners, Inc. in connection with a June 2001 private placement.



(3) Represents warrants issued by Meteor Industries, Inc. as consideration for consulting services, which warrants were then exchanged for Class B Redeemable Warrants.



(4) Represents 13,334 warrants held by Wyncrest Capital, Inc., of which Mr. Eibensteiner is the president and sole owner, and 100,000 warrants held by Mr. Eibensteiner.



(5) Represents warrants issued by Meteor Industries, Inc. in connection with a January 2001 private placement, which warrants were then exchanged for the same number of Class B Redeemable Warrants.



(6) Represents warrants issued to financial advisors in connection with the Meteor Industries, Inc. - activeIQ Technologies Inc. merger, which were then exchanged for the same number of Class B Redeemable Warrants.



(7) Represents warrants issued upon the exercise of a warrant issued by Old AIQ in consideration of legal services rendered.



(8) Includes 90,000 warrants issued by Meteor Industries in connection with a January 2001 private placement, which warrants were then exchanged for Class B redeemable Warrants.



(9) Includes 75,000 warrants issued to financial advisors in connection wit the Meteor Industries-activeIQ Technologies merger, which were then exchanged for Class B Redeemable Warrants.



(10) Does not include 110,000 warrants held by Mr. Olah's spouse and 10,000 warrants held by the D. Bradly Olah Irrevocable Trust.



(11) Does not include 203,334 warrant held by D. Bradly Olah, Ms. Olah's spouse, as well as 10,000 warrants held by the D. Bradly Olah Irrevocable Trust.

         The following table sets forth the number of shares of the common stock owned by the selling security holders as of October 31, 2001, and after giving effect to this offering.



                                                                                                             Percentage
                                              Shares              Percentage              Number of          Beneficial
                                           Beneficially           Beneficial           Shares Offered         Ownership
                                           Owned Before            Ownership             by Selling             After
Name                                         Offering           Before Offering          Shareholder          Offering
----                                       ------------         ---------------        --------------        ----------


Carole Adams                                    6,071                 *                        6,071                *
AG Edwards & Sons, Inc. as
  custodian for Robert Bauers                   9,108                 *                        9,108                *
Robert G. Allison                              20,000                 *                       20,000                *
Andcor Companies, Inc.                        109,797               1.1                       43,919(1)             *
Avery Family Limited Partnership               66,667                 *                       26,667(1)             *
Christian L. Babo                               2,001                 *                          800(1)             *
BancBoston Capital, LLC                        66,333                 *                       66,333                *
Bauers Family LTD Partnership                  20,546                 *                       20,546                *
Beartooth Capital, LLC                        216,667(2)            2.0                       66,667              1.4
Bonnie Benda                                    1,676                 *                        1,676                *
Mitchell F. Berg                               16,667                 *                        6,667(1)             *
Paul F. Berg                                    8,334                 *                        3,334(1)             *
Constance Berman                                2,000                 *                        2,000(3)             *
Gregory Bertagnoli                              8,334                 *                        3,334(1)             *
Earle & Florence L. Bester, as
  JTWROS                                       16,667                 *                        6,667(1)             *
Blake Capital Partners, LLC                 2,250,834(4)           19.0                      500,000(5)          14.1
Barbara A. Blanco                              33,334                 *                       13,334(1)             *
Boston Financial Partners, Inc.               830,000(6)            7.3                      480,000(7)           3.1
Barbara Bowman, as custodian for
  Jennifer Lynn Mower under the MN
  UGTMA                                         2,779                 *                        1,112(1)             *
Barbara Bowman, as custodian for
  Rachel Hannah Mower under the
  MN UGTMA                                      2,779                 *                        1,112(1)             *
James W. and Barbara A. Bowman,
  JTWROS                                       21,001                 *                       14,001(1)             *
Gregory Boyle                                  33,334                 *                       13,334(1)             *
Jon Braufman                                      315                 *                          315(8)             *
Miles Braufman                                  1,315                 *                        1,315(9)             *
Thomas Brazil                                 830,000(10)           7.4                      700,000(11)          4.3
Phil & Cindy Breckman, as JTWROS                8,334                 *                        3,334(1)             *
Daniel Brimberry                                1,369                 *                        1,369                *
Kenneth W. Brimmer & Jaye M.
  Snyder, as JTWROS (a)                       727,835(12)           6.5                      206,667(1)           4.6
Brimstone Ltd.                                320,000               3.1                      320,000(13)            *
Randy R. Brown                                 16,667                 *                        6,667(1)             *
Norman Brownstein                               1,119                 *                        1,119                *
Timothy E. & Patricia L. Buffham, as
  JTWROS                                       21,000                 *                        8,400(1)             *
Timothy E. & Patricia L. Buffham, as
  trustees of the Minnetonka Real
  Estate Services, Inc. Money
  Purchase Plan u/a dtd 12/30/96               25,000                 *                       10,000(1)             *
Joseph Buska                                    2,189                 *                        2,189(14)            *

                                                                                                             Percentage
                                              Shares              Percentage              Number of          Beneficial
                                           Beneficially           Beneficial           Shares Offered         Ownership
                                           Owned Before            Ownership             by Selling             After
Name                                         Offering           Before Offering          Shareholder          Offering
----                                       ------------         ---------------        --------------        ----------

Wilbur Cant                                     1,214                  *                   1,214                  *
Jose R. & Pamela Jo Charles, as
  trustees of the Charles Family
  Revocable Trust u/a/d 6/17/98                20,001                  *                   8,000(1)               *
Dr. Charles F. Chesney                         16,667                  *                   6,667(1)               *
John M. Christopherson                         20,000                  *                   8,000(1)               *
Jay N. Cohn, M.D.                              16,667                  *                   6,667(1)               *
James W. Cox, as trustee of the Ari
  M. Lederman Irrevocable Trust
  u/a/d 6/15/99                                 1,112                  *                     445(1)               *
James W. Cox, as trustee of the Sara
  C. Lederman Irrevocable Trust
  u/a/d 6/15/99                                 1,112                  *                     445(1)               *
Tony Crawford                                   3,946                  *                   3,946                  *
Wes Cugnet                                      5,000                  *                   2,000(1)               *
Regis Dahl                                    184,600(15)            1.7                  50,000(16)            1.2
Stephen R. Dahl                                 8,334                  *                   3,334(1)               *
Brion J. & Laura J. Demski, as
  JTWROS                                        8,334                  *                   3,334(1)               *
Richard J. & Carole E. Demski, as
  JTWROS                                        8,334                                      3,334(1)               *
Richard J. & Karen L. Demski, as
  JTWROS                                        8,334                                      3,334(1)               *
Gerald L. Dettinger                            16,667                  *                   6,667(1)               *
Carol Dicke                                    12,143                  *                  12,143                  *
Steven D. Dix and Debra J. Dix, JTWROS          2,500                  *                   1,000(1)               *
Jeff Dobbs                                     33,334                  *                  13,334(1)               *
Dan Dryer                                       8,334                  *                   3,334(1)               *
Stephen M. Duncan, as Trustee of
  Stephen M. Duncan Revocable
  Trust u/a/d 2/25/98                          16,667                  *                   6,667(1)               *
Ronald E. Eibensteiner (b)                    685,834(17)            6.2                 300,000(18)            3.7
Ellis Family Limited Partnership               20,000                  *                  20,000                  *
Thomas Erdmann                                 12,446                  *                  12,446                  *
Erla M. Fallenstein                             8,334                  *                   3,334(1)               *
Steven Farber                                   1,119                  *                   1,119                  *
John C. Feltl                                   3,786                  *                   3,786(19)              *
Robert Fiss                                     1,214                  *                   1,214                  *
Leo Fong, ttee for the 1998 Leo Fong
  Irrevocable Trust                           480,000                4.3                 330,000(20)            1.3
Christopher Francis                             2,385                  *                   2,385(21)              *
Mark A. Fuller III                             11,405                  *                  11,405                  *
Genesis Select Corporation                     80,000                  *                  80,000(22)              *
John T. Gianfagna                               2,500                  *                   1,000(1)               *
Adele J. Goldberg (c)                         137,500(23)            1.3                  50,000(1)               *
Dennis D. Gonyea                               10,000                  *                  10,000                  *
Scott Grams                                     5,001                  *                   2,000(1)               *
Tom Guettler                                      486                  *                     486                  *

                                                                                                               Percentage
                                                Shares              Percentage              Number of          Beneficial
                                             Beneficially           Beneficial           Shares Offered         Ownership
                                             Owned Before            Ownership             by Selling             After
Name                                           Offering           Before Offering          Shareholder          Offering
----                                         ------------         ---------------        --------------        ----------


Gulfstream Financial Partners LLC               730,000(24)             6.4                615,000(25)             1.0
Glen W. Gust                                     16,667                   *                  6,667(1)                *
Charles & Kim Hale, as JTWROS                     1,112                   *                    445(1)                *
Frank & Kathy Hamel, as JTWROS                    8,334                   *                  3,334(1)                *
Lamar & Judy Hamilton, as JTWROS                 10,000                   *                  4,000(1)                *
Cory Hanscom                                      2,500                   *                  1,000(1)                *
Vernon J. Hanzlik (d)                            83,334                   *                 33,334(1)                *
Steven J. Harmon                                 33,333                   *                 13,334(1)                *
Hiroyoshi Hashimoto (e)                          76,111(26)               *                 27,778(1)                *
Takashi Hashimoto                                 2,778                   *                  1,112(1)                *
Yuriko Hashimoto                                  2,778                   *                  1,112(1)                *
Angela Warrington Healy                          12,143                   *                 12,143                   *
John P. Hickey                                   16,667                   *                  6,667(1)                *
Michael L. & Janice M. Hildebrand,
  as JTWROS                                       6,667                   *                  2,667(1)                *
Kenneth Hilton                                   62,500                   *                 62,500                   *
Kenneth Hofer                                    62,500                   *                 62,500                   *
Daniel Holland                                   15,967                   *                 15,967                   *
Barry Hollander                                  25,000                   *                 25,000(27)               *
Gladys Holst                                      1,821                   *                  1,821                   *
Mark C. Hoonsbeen                                16,667                   *                  6,667(1)                *
Chuck Howard                                      8,334                   *                  3,334(1)                *
Gordon Hulbert                                   28,055                   *                 11,222(1)                *
Jack N. Hyatt                                     1,119                   *                  1,119                   *
Industricorp & Co., Inc. FBO Twin
  City Carpenters Pension Plan                   50,000                   *                 50,000                   *
IntraNet Solutions, Inc. (nka Stellent,
  Inc.)                                         952,453                 8.5                327,648(28)             5.5
Jon Isackson                                    115,354                 1.2                115,354                   *
Charles Jameson, Jr.                             32,099                   *                 12,840(1)                *
Geri L. Jameson (f)                             458,124(29)             4.2                173,250(1)              2.6
Timothy G. Jameson (g)                          458,124(29)             4.2                173,250(1)              2.6
Raymond R. Johnson                               10,000                   *                 10,000                   *
Samuel L. Kaplan                                 16,667                   *                  6,667(1)                *
Stephen R. Kellogg                               16,667                   *                  6,667(1)                *
James and Barbara Kelm                           16,393                   *                 16,393                   *
Amy Goggin Kemmerer                               3,036                   *                  3,036                   *
Key West Associates, LLC                        210,000                 2.1                210,000(27)               *
LeRoy Kimmes                                      1,214                   *                  1,214                   *
Husam Kinawi                                     61,112                   *                 24,445(1)                *
Gerald Klassen                                   12,833                   *                  5,134(1)                *
Robert & Carolyn Koemptgen, as
  JTWROS                                         16,667                   *                  6,667(1)                *
Mark Kroeger                                     85,000(30)               *                 50,000(16)               *
William J. Lambert (h)                           82,224(31)               *                  8,889(1)                *
David Lantz                                       1,200                   *                  1,200(32)               *
Alfred E. LaTour, Jr.                               557                   *                    223(1)                *

                                                                                                             Percentage
                                              Shares              Percentage              Number of          Beneficial
                                           Beneficially           Beneficial           Shares Offered         Ownership
                                           Owned Before            Ownership             by Selling             After
Name                                         Offering           Before Offering          Shareholder          Offering
----                                       ------------         ---------------        --------------        ----------


Eric V. Lawrence                                8,334                 *                    3,334(1)               *
Richard C. Lockwood                           135,000               1.4                   30,000(33)            1.1
Dylan P. Lohonen                                2,001                 *                      800(1)               *
John O. Lohre                                  41,059                 *                   41,059                  *
Philip N. Lohre                                 4,562                 *                    4,562                  *
James C. Long                                  79,268                 *                   79,268                  *
Cherrie Lucerne-Martin                            912                 *                      912                  *
Mark Machtemes                                 12,143                 *                   12,143                  *
Maslon Edelman Borman & Brand
  LLP                                          34,643                 *                   34,643(34)              *
Sandra Mayasich (fka Sandra A.
Salmen)                                         8,334                 *                    3,334(1)               *
Kevin McHale                                   16,667                 *                    6,667(1)               *
Laurence McMillan                               4,592                 *                    1,837(1)               *
Michael & Mary Mesarchik, as
  JTWROS                                       23,334                 *                   13,334(1)               *
Kathryn Middleton                               4,562                 *                    4,562                  *
Marvin Miller                                  32,985                 *                   32,985                  *
Wayne W. Mills(i)                           2,250,834(37)          19.0                  498,334(38)           14.8
Richard Moore                                  62,500                 *                   62,500                  *
Brian Mower                                     5,001                 *                    2,000(1)               *
Joan B. Mower                                   2,835                 *                    1,134(1)               *
William M. Mower(j)                           473,894(39)           4.3                  220,958(1)             2.3
James Murphy                                   16,667                 *                    6,667(1)               *
Joshua Neren                                   15,000                 *                    6,000(1)               *
Steven Neren                                   86,112                 *                   79,445(40)              *
R. Vito Nicastro, Jr.                          57,208                 *                   22,812(1)               *
Dean L. & Kathleen Nicholson, as
  JTWROS                                       16,667                 *                    6,667(1)               *
Fred Nielsen                                   16,667                 *                    6,667(1)               *
Kevin W. Nielson                               34,770                 *                   13,908(1)               *
Nikolai, Mersereau & Dietz, P.A.                  334                 *                      134(1)               *
North American Capital LLC                      8,334                 *                    3,334(1)               *
Jerry O'Brien                                   3,036                 *                    3,036                  *
Philip A. Odeen                                13,686                 *                   13,686                  *
D. Bradly Olah(k)                             766,667(41)           7.5                  203,334(1)             5.5
D. Bradly Olah Irrevocable Trust               25,000                 *                   10,000(1)               *
Terri Olah(l)                                 766,667(42)           7.5                  110,000(1)             6.4
Robert F. Olson                               216,667(43)           2.0                   60,000(1)             1.4
Robert E. Pasquarella                          33,334                 *                   13,334(1)               *
Mark A. Payne                                   1,667                 *                      667(1)               *
Pegasus Investment Holdings Ltd.               50,000                 *                   50,000(44)              *
Barry D. Pellecchia                            16,667                 *                    6,667(1)               *
Perkins Capital Management, Inc.
  Profit Sharing Plan & Trust U/A dtd
  12/15/86                                     12,500                 *                   12,500                  *
Daniel S. and Patrice M. Perkins,
  JTWROS                                       25,000                 *                   25,000                  *

                                                                                                             Percentage
                                              Shares              Percentage              Number of          Beneficial
                                           Beneficially           Beneficial           Shares Offered         Ownership
                                           Owned Before            Ownership             by Selling             After
Name                                         Offering           Before Offering          Shareholder          Offering
----                                       ------------         ---------------        --------------        ----------



George Perkins                                1,369                    *                   1,369                   *
Richard C. Perkins                           25,000                    *                  25,000                   *
Charlie Pruitt                                3,036                    *                   3,036                   *
Pyramid Partners, L.P.                      100,000                  1.0                 100,000                   *
Mary Beckman Quinn                           10,000                    *                   4,000(1)                *
Gary & Wendy Jo Raak, JTWROS                 16,667                    *                   6,667(1)                *
Bruce Reichert                               10,943                    *                  10,943(45)               *
RFL Asset Management LLC                    266,667                  2.7                 250,000(46)               *
Linda J. Rickard                              5,557                    *                   2,223(1)                *
Philip C. Rickard (m)                        88,842(47)                *                  11,537(1)                *
Philip J. Rickard                            50,001                    *                  20,000(1)                *
Kathleen R. Ricketson                        16,667                    *                   6,667(1)                *
Pete & Susan Rockers, JTWROS (n)            350,000(48)              3.2                 100,000(1)              2.3
Nick Rolfes                                   4,553                    *                   4,553                   *
Sean M. Rosser                               20,001                    *                   8,000(1)                *
Rossi & Stone, P.C.                             593                    *                     593                   *
Frank & Susan Russell, JTWROS                49,500(49)                *                  10,000(1)                *
Daniel Ryan                                   5,396                    *                   2,162(1)                *
C. Gregory Sagan & Martha L. Walker,
  as JTWROS                                  16,667                    *                   6,667(1)                *
Gale W. Saint                                62,500                    *                  62,500                   *
Mike Salisbury                                1,214                    *                   1,214                   *
Andrew N. Salmen                              8,334                    *                   3,334(1)                *
Michael Salmen                               25,000                    *                  10,000(1)                *
Tom P. Sampir                                 8,334                    *                   3,334(1)                *
Joseph M. Schaefer                           16,667                    *                   6,667(1)                *
Paul Schaffer                                16,667                    *                   6,667(1)                *
Barbara M. Schaper                           25,000                    *                  25,000(27)               *
Peter Schmit                                  8,334                    *                   3,334(1)                *
Stephen Schwalbach                           16,667                    *                   6,667(1)                *
Joseph Schwartzbauer                         25,000                    *                  10,000(1)                *
Ted & Ruth Warren Schwarzrock,
  as JTWROS                                  33,334                    *                  13,334(1)                *
Robert Shuman                                13,730                    *                   5,492(1)                *
Nichole Silverhus                            20,000                    *                   8,000(1)                *
Sharon B. & M. Philip Snyder,
  as JTWROS                                  16,667                    *                   6,667(1)                *
John F. Stapleton                           400,000                  3.6                 400,000(50)               *
William Stesin                                3,334                    *                   1,334(1)                *
George K. Stewart                            16,667                    *                   6,667(1)                *
William B. Stewart                           16,667                    *                   6,667(1)                *
John M. Styrbicki                            16,667                    *                   6,667(1)                *
Joletta Suchey                                  456                    *                     456                   *
Thomas M. Sullivan                           16,667                    *                   6,667(1)                *
Tetsu Takashima                               8,666(51)                *                   3,334(1)                *
Gary & Tamara Tesar, JTWROS                   8,334                    *                   3,334(1)                *

                                                                                                             Percentage
                                                 Shares              Percentage              Number of          Beneficial
                                              Beneficially           Beneficial           Shares Offered         Ownership
                                              Owned Before            Ownership             by Selling             After
Name                                            Offering           Before Offering          Shareholder          Offering
----                                          ------------         ---------------        --------------        ----------



John M. & Janice M. Tesar, JTWROS                8,334                  *                     3,334(1)              *
Mark W. Thomas                                  14,000                  *                     5,600(1)              *
Steve Thompson                                  30,356                  *                    30,356                 *
T.J. Salmen and Associates, Inc.                 8,334                  *                     3,334(1)              *
Richard L. Treat                                13,227                  *                    13,227                 *
U.S. Bank Trust N.A., as trustee FBO
  Michael Noble IRA                              8,334                  *                     3,334(1)              *
U.S. Bank Trust N.A., as trustee FBO
  Paul Schaffer IRA                             16,667                  *                     6,667(1)              *
US Bank Trust National Association,
  as Trustee for the James M. Farrell
  SEP IRA                                        8,334                  *                     3,334(1)              *
US Bank Trust National Association, as
  Trustee of the Cindy J. Bray IRA              16,667                  *                     6,667(1)              *
US Bank Trust National Association, as
  Trustee of the Kevin Berg IRA                  8,334                  *                     3,334(1)              *
US Bank Trust National Association, as
  TTEE of the Paul K. Cavanor IRA                8,334                  *                     3,334(1)              *
USB Piper Jaffray as Custodian FBO
  Bradley A. Erickson IRA                       15,000                  *                    15,000                 *
USB Piper Jaffray as Custodian FBO
Dave H. Potter IRA                              15,000                  *                    15,000                 *
USB Piper Jaffray as Custodian FBO
  James G. Peters IRA                           10,000                  *                    10,000                 *
George Vogel                                     3,036                  *                     3,036                 *
Marjorie Vogel                                   2,428                  *                     2,428                 *
Kevin A. Wachter                                11,405                  *                    11,405                 *
Gregg Waldon                                    16,667                  *                     6,667(1)              *
Tim & Sandy Warner, as JTWROS                   10,000                  *                     4,000(1)              *
Larry Warrington                                18,821                  *                    18,821                 *
Mark Warrington                                    486                  *                       486                 *
Mitzi Warrington                                88,452                  *                    88,452                 *
Stuart Warrington,                              10,297                  *                    10,297                 *
Bernard Weber                                    5,220                  *                     5,220(52)             *
Martin Weber                                     4,711                  *                     4,711(53)             *
Shawn P. Weinand                                10,000                  *                    10,000                 *
Carsten Weiss                                   25,000                  *                    10,000(1)              *
Malcolm H. & Sandra Weiss, as JTWROS             5,001                  *                     2,000(1)              *
Steven A. & Mary Sue K. Weiss, as JTWROS        20,001                  *                     8,000(1)              *
Wendover I, LLP                                 20,001                  *                     8,000(1)              *
Jeffrey I. Werbalowsky                          50,000                  *                    50,000(27)             *
David M. Westrum, TTEE FBO David M.
  Westrum Revocable
  Living Trust u/a dtd 6-1-97                   10,000                  *                    10,000                 *
Joseph Hixon Whitney                            25,000                  *                    10,000(1)              *
Michael J. Wier                                 16,667                  *                     6,667(1)              *

                                                                                                             Percentage
                                              Shares              Percentage              Number of          Beneficial
                                           Beneficially           Beneficial           Shares Offered         Ownership
                                           Owned Before            Ownership             by Selling             After
Name                                         Offering           Before Offering          Shareholder          Offering
----                                       ------------         ---------------        --------------        ----------

Thomas J. Williams                            16,667                   *                    6,667(1)                *
Brian Wilson                                   6,667                   *                    2,667(1)                *
Wyncrest Capital, Inc.                       685,834(54)             6.2                  333,334(55)             3.2
Jeffrey A. Zinnecker                          10,000                   *                    4,000(1)                *




* Less than 1%.



(a)  Mr. Brimmer is our Chairman of the Board.



(b)  Mr. Eibensteiner is a director of our company.



(c)  Ms. Goldberg was a director of Old AIQ until March 2001.



(d)  Mr. Hanzlik was a director of Old AIQ until March 2001.



(e)  Mr. Hashimoto was a director of Old AIQ until March 2001.



(f) Ms. Jameson is vice president of sales and marketing of our Edge Technologies subsidiary.



(g) Mr. Jameson is vice president of engineering of our Edge Technologies subsidiary.



(h)  Mr. Lambert was the chief executive officer of Old AIQ until June 2000.



(i)  Mr. Mills is a director of our company.



(j) Mr. Mower, a partner in the law firm of Maslon Edelman Borman & Brand, LLP, is currently an assistant secretary of our company. He was also a director of Old AIQ until April 2001, its chief financial officer from May 6, 1999 until August 2000, and its secretary from May 6, 1999 to December 6, 2000.



(k) Mr. Olah is our Chief Executive Officer, President, Chief Financial Officer and Secretary of our company, as well as a member of our board of directors.



(l)  Ms. Olah is the spouse of D. Bradly Olah.



(m)  Mr. Rickard is an executive vice president of our company.



(n) Mr. Rockers was president and chief operating officer of Old AIQ from August 2000 until April 2001.






                                   ----------



(1)  Represents shares issuable upon the exercise of Class B Redeemable
     Warrants.



(2) Includes 150,000 shares held by Robert F. Olson, the principal owner of Beartooth Capital, LLC, 60,000 shares of which are issuable upon the exercise of Class B Redeemable Warrants.



(3) Represents 2,000 shares issuable upon the exercise (at a price of $2.75 per share) of warrants issued to selling agents in connection with a 2000 private placement.



(4) Includes 500,000 shares issuable upon exercise (at a price of $3.00 per share) of warrants issued to financial advisors in connection with our merger with active IQ Technologies, Inc. Also includes 15,000 shares issuable upon exercise of publicly traded warrants. Also includes 30,000 shares owned by Sea Spray, Ltd., a foreign corporation of which Mr. Mills is the sole shareholder, 150,000 shares owned by Mr. Mills' spouse. Mr. Mills disclaims beneficial ownership of his spouse's shares. Also includes 923,000 shares owned by Wayne Mills (sole director of Blake Capital Partners, LLC) plus 100,000 shares issuable upon the conversion of Series B Preferred Stock; 100,000 shares issuable upon the exercise (at a price of $2.50 per share) of a warrant issued in connection with the Series B Preferred Stock; 90,000 shares issuable upon the exercise (at a price of $5.50 per share) of warrants issued in connection with a January 2001 private placement and exchanged for Class B Redeemable Warrants; and 208,334 shares issuable upon the exercise (at a price of $5.50 per share) of Class B Redeemable Warrants,



(5) Represents 500,000 shares issuable upon exercise (at a price of $3.00 per share) of warrants issued to financial advisors in connection with our merger with active IQ Technologies, Inc.

(6) Includes 350,000 shares issuable upon the exercise of warrants issued to Thomas Brazil, president of Boston Financial Partners, Inc., in connection with a financial advisory services agreement with our company. Of the 350,000 shares, all of which are also being offered hereby, 225,000 shares are exercisable at a price of $5.50 per share and 125,000 shares are exercisable at a price of $7.50 per share.



(7) Represents 180,000 shares issuable upon the exercise of Class B Redeemable Warrants.



(8) Represents 315 shares issuable upon the exercise (at a price of $2.75 per share) of warrants issued to selling agents in connection with a 2000 private placement.



(9) Represents 1,315 shares issuable upon the exercise (at a price of $2.75 per share) of warrants issued to selling agents in connection with a 2000 private placement.



(10) Includes 480,000 shares held by Boston Financial Partners, Inc., of which 180,000 shares are issuable upon the exercise of Class B Warrants issued in connection with a private placement. Mr. Brazil is the president and principal owner of Boston Financial Partners, Inc. Also includes the shares described in note (11), below.



(11) Includes 250,000 shares issuable upon the exercise of Class B Warrants and 450,000 shares issuable upon the exercise (at a price of $7.50 per share) of a warrant, all of which warrants were issued in connection in consideration for financial advisory services rendered to our company.



(12) Includes (i) 120,000 shares issuable to Mr. Brimmer upon the exercise (at a price of $1.00 per share) of options, (ii) 1,167 shares issuable upon the exercise (at a price of $37.50 per share) of a warrant, and (iii) 206,667 shares issuable upon the exercise of Class B Redeemable Warrants.



(13) Includes 120,000 shares issuable upon the exercise of Class B Redeemable Warrants issued in connection with a June 2001 private placement.



(14) Represents 2,189 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement.



(15) Includes (i) 122,900 shares issuable upon the exercise (at a price of $7.15 per share) of our currently outstanding public warrants, and (ii) 50,000 shares issuable upon the exercise (at a price of $5.50 per share) of a warrant issued as payment for consulting services rendered to Meteor Industries, Inc.



(16) Represents shares issuable upon the exercise of Class B Warrants issued in exchange for a warrant to purchase such number of shares (at a price of $5.50 per share) issued in January 2001 as payment for consulting services rendered to Meteor Industries, Inc.



(17) In addition to 202,500 shares held directly by Mr. Eibensteiner, of which 200,000 shares are being registered hereby, also includes (i) 50,000 shares issuable upon the exercise (at a price of $1.00 per share) of an option,
     (ii) 100,000 shares issuable upon the exercise of Class B Warrants, and
     (iii) 333,334 shares beneficially owned by Wyncrest Capital, Inc., of which Mr. Eibensteiner is the president and principal owner, including 133,334 shares issuable upon the exercise of Class B Redeemable Warrants, all of which are also offered hereby.



(18) Includes 100,000 shares issuable upon the exercise of Class B Redeemable Warrants.



(19) Represents 3,786 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement.



(20) Represents 120,000 shares issuable upon the conversion of 120,000 shares of our Series B Convertible Preferred Stock and 120,000 shares issuable upon the exercise (at a price of $2.50 per share) of a warrant issuable upon conversion of our Series B Convertible Preferred Stock and 90,000 shares issuable upon exercise of Class B Redeemable Warrants, which were issued in exchange for a warrant to purchase 90,000 shares (at a price of $5.50 per share) issued in connection with a January 2001 private placement by Meteor Industries.



(21) Represents 2,385 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement.

(22) Represents shares issuable upon the exercise of an option issued as payment for consulting services rendered to Meteor Industries, Inc., of which 20,000 shares are purchasable at $3.95 per share, 20,000 shares are purchasable at $4.73 per share, 20,000 shares are purchasable at $5.52 and 20,000 shares are purchasable at $6.31 per share.



(23) Includes 12,500 shares issuable upon the exercise (at a price of $1.00 per share) of an option and 50,000 shares issuable upon the exercise of Class B Redeemable Warrants.



(24) Includes 615,000 shares issuable upon the exercise (at a price of $5.50 per share) of a warrant issued by Meteor Industries upon the merger with Old AIQ in consideration of financial advisory services rendered and exchanged for Class B Redeemable Warrants.



(25) Represents 615,000 shares issuable upon the exercise Class B Warrants, which were issued in exchange (at a price of $5.50 per share) of a warrant issued by Meteor Industries upon the merger with Old AIQ in consideration of financial advisory services rendered.



(26) Includes 6,667 shares issuable upon the exercise (at a price of $15.00 per share) of an option and 27,778 shares issuable upon the exercise of Class B Redeemable Warrants.



(27) Represents shares issuable upon the exercise of Class B Warrants issued in exchange for warrants to purchase (at a price of $5.50 per share) such number of shares (at a price of $5.50 per share) issued by Meteor Industries upon the merger with Old AIQ in consideration of financial advisory services rendered.



(28) Represents (i) 307,648 shares issuable upon the exercise of Class B Redeemable Warrants, and (ii) 20,000 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued in connection with an August 2000 financing.



(29) Includes 25,000 shares issuable within 60 days upon the exercise (at a price of $2.75 per share) of options and 173,250 shares issuable upon exercise of Class B Redeemable Warrants.



(30) Includes 35,000 shares issuable upon the exercise (at a price of $2.75 per share) of options issued in connection with consulting services rendered to Meteor Industries, Inc.



(31) Includes 60,000 shares issuable upon the exercise (at a price of $1.00 per share) of an option and 8,890 shares issuable upon the exercise of Class B Redeemable Warrants.



(32) Represents 1,200 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement.



(33) Represents shares issuable upon the exercise (at a price of $5.50 per share) of a warrant issued in connection with a January 2001 Meteor Industries, Inc. private placement.



(34) Represents 17,976 shares issued upon the exercise of a warrant, which was issued as payment for legal services rendered to our company, and 16,667 shares issued as payment for legal services rendered.



(35) Represents 46,000 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement, as well as 30,667 shares issuable upon the exercise of Class B Redeemable Warrants, which are issuable upon the exercise of the selling agent warrants. The selling shareholder is a registered broker-dealer.



(36) Represents 16,432 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement, as well as 10,955 shares issuable upon the exercise of Class B Redeemable Warrants, which are issuable upon the exercise of the selling agent warrants. The selling shareholder is a registered broker-dealer.



(37) Includes 30,000 shares owned by Sea Spray, Ltd., a foreign corporation of which Mr. Mills is the sole shareholder, 150,000 shares owned by Mr. Mills' spouse. Mr. Mills disclaims beneficial ownership of his spouse's shares. Also includes 100,000 shares issuable upon the exercise (at a price of $2.50 per share) of a warrant issued in connection with the Series B Preferred Stock; 90,000 shares issuable upon the exercise (at a price of $5.50 per share) of warrants issued in connection with a January 2001 private placement and exchange for Class B Redeemable Warrants; and 208,334 shares issuable upon the exercise (at a price of $5.50 per share) of Class B Redeemable Warrants, Includes 500,000 shares issuable upon exercise (at a price of $3.00 per share) of warrants issued to financial advisors in connection with our merger with active IQ Technologies, Inc. Also includes 500,000 shares owned by Blake Capital Partners, LLC, a limited liability company whose sole director is Wayne Mills, issuable upon exercise (at a price of $3.00 per share) of warrants issued to financial advisors in connection with our merger with active IQ Technologies, Inc. Also includes 15,000 shares owned by Blake Capital and publicly traded warrants to purchase 15,000 shares (at an exercise price of $7.15 per share).

(38) Includes 100,000 shares issuable upon the conversion of Series B Convertible Preferred Stock; 100,000 shares issuable upon the exercise (at a price of $2.50 per share) of a warrant issued in connection with the Series B Preferred Stock; 90,000 shares issuable upon the exercise (at a price of $5.50 per share) of warrants issued in connection with a January 2001 private placement and exchange for Class B Redeemable Warrants; and 208,334 shares issuable upon the exercise (at a price of $5.50 per share) of Class B Redeemable Warrants. Does not include any shares or warrants owned by Blake Capital Partners, LLC, a company of which Mr. Mills is sole shareholder, which is listed separately in this table.



(39) Includes 30,000 shares issuable upon the exercise (at a price of $3.00 per share) of an option.



(40) Represents 75,000 shares issuable upon the exercise (at a price of $5.50 per share) of a warrant issued by Meteor Industries upon the merger with Old AIQ in consideration of financial advisory services rendered and 4,445 shares issuable upon the exercise of Class B Redeemable Warrants.



(41) Includes (i) 203,334 shares issuable upon the exercise of Class B Redeemable Warrants, (ii) 275,000 shares held by Mr. Olah's spouse, of which 110,000 shares are issuable upon the exercise of Class B Redeemable Warrants, (iii) 25,000 shares held by the D. Bradly Olah Irrevocable Trust, of which 10,000 shares are issuable upon the exercise of Class B Redeemable Warrants, (iv) 70,000 shares issuable upon the exercise (at a price of $1.00 per share) of an option, and (v) 3,333 shares issuable upon the exercise (at a price of $15.00 per share) of a warrant.



(42) Includes shares held by Ms. Olah's spouse, D. Bradly Olah, as described in note (41).



(43) Includes 66,667 shares held by Beartooth Capital, LLC, an entity owned and controlled by Mr. Olson, and 60,000 shares issuable upon the exercise of Class B Redeemable Warrants.



(44) Represents 25,000 shares issuable upon the conversion of our Series B Convertible Preferred Stock and 25,000 shares issuable upon the exercise (at a price of $2.50 per share) of a warrant issuable upon conversion of the Series B Convertible Preferred Stock.



(45) Represents 10,943 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement.



(46) Represents (i) 120,000 shares issuable upon the conversion of our Series B Convertible Preferred Stock, (ii) 120,000 shares issuable upon the exercise (at a price of $2.50 per share) of a warrant issuable upon conversion of the Series B Convertible Preferred Stock, and (iii) 10,000 shares issuable upon the exercise of Class B Warrants issued in exchange for a warrant to purchase 10,000 shares (at a price of $5.50 per share) issued in connection with a January 2001 Meteor Industries, Inc. private placement.



(47) Includes (i) 60,000 shares issuable upon the exercise (at a price of $1.00 per share) of an employee option, (ii)11,537 shares issuable upon the exercise of Class B Redeemable Warrants.



(48) Includes (i) 100,000 shares issuable upon the exercise (at a price of $2.00 per share) of an employee option and 100,000 shares issuable upon the exercise of Class B Redeemable Warrants.



(49) Includes 24,500 shares issuable upon the exercise (at price of $2.00 per share) of an employee option and 10,000 shares issuable upon the exercise of our Class B Redeemable Warrants.



(50) Includes 150,000 shares issuable upon the exercise (at a price of $5.50 per share) of a warrant issued in connection with a January 2001 Meteor Industries, Inc. private placement.



(51) Includes 333 shares issuable upon the exercise (at a price of $37.50 per share) of a warrant.



(52) Represents 5,220 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement.



(53) Represents 4,711 shares issuable upon the exercise (at a price of $2.75 per share) of a warrant issued to selling agents in connection with a 2000 private placement.



(54) Includes 133,334 shares issuable upon the exercise of Class B Redeemable Warrants. Also includes (i) 50,000 shares issuable upon the exercise (at a price of $1.00 per share) within 60 days of an option held by Ronald E. Eibensteiner, the president and sole owner of Wyncrest Capital, (ii) 100,000 shares issuable upon the exercise of Class B Warrants held by Ronald E. Eibensteiner, (iii) 202,500 shares held by Mr. Eibensteiner.

(55) Includes 133,334 shares issuable upon the exercise of Class B Redeemable Warrants.



                              PLAN OF DISTRIBUTION

         We are registering the shares offered by this prospectus in part on behalf of the selling security holders. We agreed to file a registration statement under the Securities Act of 1933, as amended covering resale by the selling security holders and, with respect to some of the selling security holders, use our best efforts to cause the registration statement to be declared effective as soon as possible thereafter. As used in this prospectus, the term "selling security holders" means the persons identified in the tables in the section of this prospectus entitled "Selling Security Holders," and each of their respective donees, pledgees, transferees and other successors in interest selling securities received from a selling security holder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of our Class B Redeemable Warrants and common stock may be effected by the selling security holders at various times in one or more types of transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling security holders.

         In certain instances, we have agreed to indemnify the selling security holders and their officers, directors, employees and agents, and each person who controls any selling security holders, against certain liabilities, including liabilities arising under the Securities Act. Some of the selling security holders have agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         The selling security holders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

         Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

LOCK UP AGREEMENTS

         Certain of our shareholders have entered into agreements by which they agree not to sell their shares of our common stock for a period of time.

         Edward Names, a former officer and director of Meteor Industries, Inc. (our predecessor), and Capco Energy Inc., a large shareholder and a company whose president was a director of Meteor Industries, both signed agreements whereby they agreed that prior to April 30, 2002, they would not sell, offer to sell, transfer, hypothecate, contract to sell, grant any option to purchase, or otherwise dispose of common stock including convertible preferred stock or the common shares after conversion, except by operation of law, by bona fide gift or by bona fide pledge, and except that Capco may sell or otherwise dispose of less than 1% of the total number of outstanding shares per month and Mr. Names may sell up to 20,000 shares per month commencing September 15, 2001.


         The remaining former directors of Meteor and the officers and directors of Old AIQ have entered into agreements whereby they agree not to sell, offer to sell, transfer, hypothecate, contract to sell, grant any option to purchase, or otherwise dispose of common stock issued or issuable upon the exercise of options held by such persons at the time of the Meteor Industries-Old AIQ merger, except by operation of law, by bona fide gift or by bona fide pledge, and except that they may sell or otherwise dispose of less than 10% of the total number of outstanding shares per month until April 30, 2002.

         In connection with the stock purchase agreement dated as of June 6, 2001 with Red Wing Business Systems, Inc. ("Red Wing"), the former shareholders of Red Wing agreed that, following the date that a registration statement registering the shares received in the transaction becomes effective, such shareholders will not sell, offer to sell, transfer, hypothecate, contract to sell, grant any option to purchase, or otherwise dispose of 75 percent of the aggregate number of shares of our common stock received in the transaction, except by operation of law, by bona fide gift or by bona fide pledge. Every three months following the effective date of a registration statement covering the resale of such shares, 12.5 percent of the aggregate number of shares issued to the former Red Wing shareholders become free of these restrictions.


         Pursuant to an agreement dated September 14, 2001, the former shareholders of Champion Business Systems agreed that, following the effective date of the registration statement that contains this prospectus, they will not sell, offer to sell, transfer, hypothecate, contract to sell, grant any option to purchase, or otherwise dispose of the aggregate of 299,185 shares of our common stock received in the transaction; provided, that the shareholders may sell up to 12.5 percent of the aggregate shares received in the merger every three months following the effective date of the registration statement containing this prospectus.



         In accordance with letter agreements dated October 10, 2001, the former shareholders of FMS Marketing, Inc., which we recently acquired, agreed not to sell, offer to sell, transfer, hypothecate, contract to sell, grant any option to purchase, or otherwise dispose of 150,000 of the aggregate of 250,000 shares of our common stock received in the transaction; provided, that following the effective date of the registration statement containing this prospectus, they may sell up to an aggregate of an additional 50,000 shares every three months following the effective date of the registration statement containing this prospectus.


SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 11,576,245 shares of our common stock issued and outstanding, not including the shares issuable upon exercise of the Class B Redeemable Warrants. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an "affiliate" of our company (as defined in the Securities Act).

         Our currently outstanding shares that were issued in reliance upon the "private placement" exemptions provided by the Act are deemed "restricted securities" within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. It is expected that the 4,385,931 restricted shares of our common stock that were issued in connection with the merger with Old AIQ will become eligible for sale on April 30, 2002, assuming all of the other requirements of Rule 144 have been satisfied.

         In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of the shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.


         Rule 701 promulgated under the Securities Act as currently in effect, allows for any employee, consultant or advisor of our company who purchases shares from us by exercising a stock option outstanding on the date of this prospectus is eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but need not comply with certain restrictions contained in Rule 144, including the holding period requirement. In addition, the holders of options issued pursuant to plans maintained by Old AIQ and assumed by us following the merger with Meteor Industries may sell at any time the shares issued or issuable under such options pursuant to Rule 701. Subject to vesting requirements under the applicable option agreements, there are approximately 2,470,000 shares issuable upon the exercise of currently outstanding options granted under the Old AIQ plans. In addition, we have registered 250,000 shares of our common stock that are reserved for issuance under the 2000 Director Stock Option Plan. Shares issued upon exercise of outstanding options under the Director Stock Option Plan are generally eligible for immediate resale in the public market, subject to vesting under the applicable option agreements.


         Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

MINNESOTA ANTI-TAKEOVER LAW

         Through our articles of incorporation, we have elected not to be governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                          DESCRIPTION OF CAPITAL STOCK

         The following description summarizes the material terms and provisions of our capital stock, but is not complete. For the complete terms of our capital stock, please refer to our articles of incorporation and our by-laws, which are included in or incorporated by reference into the registration statement that includes this prospectus.

COMMON STOCK


         Our common stock is quoted on the Nasdaq Small Cap Market System under the symbol "AIQT." The Transfer Agent and Registrar of our common stock is Firstar Bank, N.A., Milwaukee, Wisconsin. As of November 28, 2001, there were 10,826,412 shares of our common stock outstanding, held by approximately 945 shareholders, of which approximately 688 hold their shares in "street name."



         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to receive dividends out of the assets legally available at the time and in the amounts that our board of directors may determine from time to time. To date, however, no dividends have been paid to our shareholders and we do not anticipate paying any dividends for the foreseeable future. The common stock has no preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of our company, the holder of our common stock are entitled to share all assets legally available for distribution to our shareholders after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of our common stock is, and any shares of our common stock offered by this prospectus are, fully paid and nonassessable.


SERIES B CONVERTIBLE PREFERRED STOCK

         Our articles of incorporation have designated 365,000 shares of our capital stock as "Series B Convertible Preferred Stock," par value $1.00 per share. All 365,000 outstanding shares of our Series B Convertible Preferred Stock are held by five shareholders.

         The holders of our Series B Convertible Preferred Stock are entitled to one vote per share. Such holders shall have the same voting rights as the holders of our common stock. No dividends will be paid on the Series B Convertible Preferred Stock and such shares may not be redeemed.

         In the event of a liquidation, dissolution or winding up of the affairs of our company, the holders of the Series B Convertible Preferred Stock shall be entitled to receive out of our company's assets available for distribution to shareholders and before any payment on any other class of capital stock, $2.00 per share. If our assets are insufficient to provide for a $2.00 liquidation preference to the holders of the Series B Convertible Preferred Stock, then the entire assets and funds of our company shall be paid to such holders.

         Each share of Series B Convertible Preferred Stock is convertible into one share of our common stock and a warrant to purchase one share of common stock at a price of $2.50 per share. The warrants issuable upon conversion of the Series B Convertible Preferred Stock expire on May 15, 2005.

                   DESCRIPTION OF CLASS B REDEEMABLE WARRANTS

         The following discussion of certain terms and provisions of our Class B Redeemable Warrants is qualified in its entirety by reference to the warrant agreement dated August 1, 2001 (the "Warrant Agreement") between us and Firstar Bank, N.A., Milwaukee, Wisconsin (the "Warrant Agent") and also the detailed provisions of the form of warrant certificate attached to the Warrant Agreement. The Warrant Agreement is an exhibit to the Registration Statement that includes this prospectus.

         Each of our Class B Redeemable Warrants entitles the holder to purchase, at a price of $5.50 subject to adjustment, one share of our common stock at any time until April 30, 2006. The Company may redeem the warrants at a price of $.01 per warrant upon 30 days' prior written notice any time after April 30, 2002 following a period of 14 consecutive days in which the average closing bid price of our common stock exceeds $7.50 per share. In addition to the foregoing conditions, the Class B redeemable Warrants may only be redeemed if the shares of common stock issuable upon exercise of the Class B Redeemable Warrants have been registered under the Securities Act or are otherwise freely transferable.

         Any holder of our Class B Redeemable Warrants who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the shares of our common stock underlying the warrants and, after the redemption date, any outstanding Class B Redeemable Warrants will become void and be of no further force or effect.


         The Class B Redeemable Warrants have been issued pursuant to the Warrant Agreement between us and the Warrant Agent. The Company has authorized and reserved for issuance the shares of common stock issuable upon exercise of the Class B Redeemable Warrants. When delivered, all shares of common stock issued upon exercise of the Redeemable Warrants will be duly and validly authorized and issued, fully paid and nonassessable, and no preemptive rights or rights of first refusal will exist with respect thereto.


         The Class B Redeemable Warrants may be exercised upon surrender of the warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the Purchase Form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check or bank check payable to the order of the Company) for the number of shares with respect to which such Warrant is being exercised.

         The exercise price of the Redeemable Warrants and the number of shares to be obtained upon exercise of such Warrant are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. In the event of liquidation, dissolution or winding up of our company, holders of the Class B Redeemable Warrants, unless exercised, will not be entitled to participate in the assets of our company. Holders of the Class B Redeemable Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Class B Redeemable Warrants.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or by-laws may prohibit such indemnification or place limits upon the same. The Company's articles and by-laws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                              ABOUT THIS PROSPECTUS



         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."



                       WHERE YOU CAN FIND MORE INFORMATION



         Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:



         (1)  New York Regional Office, 233 Broadway, New York, New York 10279.



         (2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.



         You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.



         The SEC allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the SEC will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders sell all of their securities or until the registration rights of the selling securityholders expire. This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-68088). The following are specifically incorporated herein by reference:



         1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000;



         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, and Amendment to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001;



         3.   Current Report on Form 8-K filed on May 14, 2001;



         4. Current Report on Form 8-K filed on June 15, 2001 and Amendment to Current Report on Form 8-K/A filed on August 13, 2001;



         5. Current Report on Form 8-K filed on September 21, 2001 and Amended Current Report on Form 8-K/A filed November 13, 2001; and



         6.   Current Report on Form 8-K filed on October 18, 2001.



         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:



                          Active IQ Technologies, Inc.
                       Attention: Mark Dacko, Controller
                         601 Carlson Parkway, Suite 1550
                           Minnetonka, Minnesota 55305
                                 (952) 449-5000



You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling security holders will not make an offer of our securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.


                                  LEGAL MATTERS

         Legal matters in connection with the validity of the securities offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

         The balance sheet of activeIQ Technologies Inc. ("Old AIQ") as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 and for the period from inception (April 11, 1996) to December 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.


         The financial statements of Red Wing Business Systems, Inc. as of and for the years ended December 31, 1999 and 2000 included in our Current Report on Form 8-K/A filed on August 13, 2001 and incorporated by reference into this prospectus Form S-3 have been audited by Virchow, Krause & Company, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in given said reports.



         The financial statements of Champion Business Systems, Inc. as of and for the years ended December 31, 1999 and 2000 included in our Current Report on Form 8-K/A filed on November 13, 2001 and incorporated by reference into this prospectus have been audited by Virchow, Krause & Company, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in given said reports.

                      5,155,979 CLASS B REDEEMABLE WARRANTS



                        8,857,220 SHARES OF COMMON STOCK




                          ACTIVE IQ TECHNOLOGIES, INC.






                                   ----------


                                   PROSPECTUS


                                   ----------













                                _______ ___, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:


               SEC registration fee .................     $           17,400
               Legal fees and expenses ..............                 50,000
               Accounting fees and expenses .........                 25,000
               Miscellaneous ........................                 20,000
                                                          ------------------
               Total ................................     $          112,400
                                                          ==================


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or by-laws may prohibit such indemnification or place limits upon the same. The Company's articles and by-laws do not include any such prohibition or Limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

ITEM 16. EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:


 EXHIBIT         DESCRIPTION OF DOCUMENT
 -------         -----------------------
  4.1            Articles of Incorporation (1)
  4.2            By-laws (2)
  4.3            Warrant Agreement dated August 1, 2001 (2)
  4.4            Form of Class B Redeemable Warrant Certificate (2)
  5.1            Opinion of Maslon Edelman Borman & Brand, LLP
 10.1            Employment agreement by and between Kenneth W. Brimmer and the Company dated as of May 1, 2001 (2)
 10.2            Employment agreement by and between D. Bradly Olah and the Company dated as of May 1, 2001 (2)
 10.3            Agreement dated November 27, 2001 by and between Kenneth W. Brimmer and the Company.
 23.1            Consent of Arthur Andersen LLP
 23.2            Consent of Maslon Edelman Borman & Brand, LLP (included as a part of Exhibit 5.1)
 23.3            Consent of Virchow, Krause & Company, LLP
 24.1            Power of Attorney (included on signature page hereof)

(1) Incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K filed on May 14, 2001



(2) Previously filed as same exhibit number with the Company's Registration Statement on Form S-3 filed on August 21, 2001.


ITEM 17. UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 4, 2001.


                                      ACTIVE IQ TECHNOLOGIES, INC.



                                      By: /s/ D. Bradly Olah
                                          -------------------------------------
                                          Chief Executive Officer and
                                          Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature to this Registration Statement appears below hereby constitutes and appoints D. Bradly Olah and Mark Dacko, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed as of the 4th day of December, 2001, by the following persons in the capacities indicated.



            NAME                                         TITLE
            ----                                         -----

             *                       Chairman
-----------------------------
    Kenneth W. Brimmer

/s/ D. Bradly Olah                   President, Chief Executive Officer and Chief
-----------------------------        Financial Officer (Principal Executive Officer and
    D. Bradly Olah                   Principal Financial Officer) and Director

/s/ Mark D. Dacko                    Controller (Principal Accounting Officer)
-----------------------------
    Mark D. Dacko

             *                       Director
-----------------------------
    Ronald E. Eibensteiner

             *                       Director
-----------------------------
    Ken S. Kaufman

                                     Director
-----------------------------
    Steven R. Levine

/s/ Wayne W. Mills                   Director
-----------------------------
    Wayne W. Mills

* by D. Bradly Olah
  as Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER           DESCRIPTION
-------          -----------

  5.1            Opinion of Maslon Edelman Borman & Brand, LLP
 10.3            Agreement dated November 27, 2001 by and between Kenneth W. Brimmer and the Company.
 23.1            Consent of Arthur Andersen LLP
 23.2            Consent of Maslon Edelman Borman & Brand, LLP (included as a part of Exhibit 5.1)
 23.3            Consent of Virchow, Krause & Company, LLP
 24.1            Power of Attorney (included on signature page hereof)